EXHIBIT 10.1

UNIT PURCHASE AGREEMENT

BETWEEN

CONSTELLIUM N.V.,

WISE METALS HOLDINGS LLC

AND

SILVER KNOT, LLC, as the Representative

dated as of

October 3, 2014

7.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT		47
	7.1	Accuracy of Representations and Warranties	48
	7.2	Performance of Obligations	48
	7.3	Delivery of Aggregate Purchase Price and Documents	48
	7.4	No Legal Prohibition	48
	7.5	Regulatory Approvals	48

8.	CLOSING		49
	8.1	Closing Date	49
	8.2	Items to be Delivered by Parent	49
	8.3	Items to be Delivered by Buyer	50

9.	INDEMNIFICATION		51
	9.1	Survival	51
	9.2	Indemnification by Parent	51
	9.3	Indemnification by Buyer	51
	9.4	Certain Limitations	52
	9.5	Indemnification Procedures	53

10.	TERMINATION		56
	10.1	General	56
	10.2	Post-Termination Obligations	57
	10.3	No Liabilities in Event of Termination	57

11.	MISCELLANEOUS		58
	11.1	Further Assurances	58
	11.2	Publicity	58
	11.3	Specific Performance	58
	11.4	Entire Agreement; Third Party Beneficiaries	59
	11.5	Assignment	59
	11.6	Governing Law and Language	59
	11.7	Consent to Jurisdiction; Waiver of Jury Trial	59
	11.8	Amendment	60
	11.9	Waiver	60
	11.10	Notice	60
	11.11	Expenses	62
	11.12	Disclosure Schedule	62
	11.13	Conflicts; Certain Communications	63
	11.14	Non-Recourse	64
	11.15	Interpretive Provisions	64
	11.16	Definitions	65

ii

EXHIBITS

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	NDT Testing

iii

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is effective as of October 3, 2014 among Constellium N.V., a public company with limited liability existing under the laws of the Netherlands (“Buyer”), Wise Metals Holdings LLC, a Delaware limited liability company (“Parent”), who is the sole member of Wise Metals Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), and Silver Knot, LLC, a Delaware limited liability company (the “Representative”), solely in its capacity as the Representative (as defined below). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Section 11.16.

WHEREAS, Parent owns all of the issued and outstanding units of membership interest of the Company (the “Units”); and

WHEREAS, Buyer desires to purchase (or cause one of its subsidiaries to purchase) from Parent, and Parent desires to sell to Buyer (or Buyer’s designated subsidiary), all right, title and interest of Parent in and to the Units upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1. PURCHASE AND SALE OF INTERESTS

Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, Parent shall sell and transfer to Buyer or Buyer’s designated subsidiary, and Buyer or Buyer’s designated subsidiary shall purchase and accept from Parent, all right, title and interest of Parent in and to the Units, free and clear of any Liens.

2. PURCHASE PRICE; PAYMENT

2.1 Purchase Price.

(a) The purchase price payable to Parent for the Units (the “Membership Interest Value”) shall be an amount equal to: (i) $455,550,843 (the “Base Membership Interest Value”), (ii) plus the amount, if any, by which the Closing Date Cash is greater than the Target Cash, (iii) minus the amount, if any, by which the Closing Date Cash is less than the Target Cash, (iv) plus the amount, if any, by which the Total Indebtedness Amount is less than the Target Indebtedness, (v) minus the amount, if any, by which the Total Indebtedness Amount is greater than the Target Indebtedness, (vi) plus the amount, if any, by which the Closing Date Net Working Capital is greater than the Target Net Working Capital, (vii) minus the amount, if any, by which the Closing Date Net Working Capital is less than the Target Net Working Capital, (viii) minus the Capital Expenditures Shortfall, if any, (ix) plus the Capital Expenditures Surplus, if any and (x) minus the amount of Transaction Expenses.

(b) The aggregate purchase price for the Company (the “Aggregate Purchase Price”) shall be an amount equal to (i) the Membership Interest Value, (ii) plus the Total Indebtedness Amount, (iii) minus the Closing Date Cash.

2.2 Estimated Membership Interest Value. The Parties acknowledge that it is not possible to determine the Membership Interest Value until the Closing Date Net Working Capital, Closing Date Cash, Total Indebtedness Amount, Capital Expenditures Shortfall or Capital Expenditures Surplus (as applicable) and Transaction Expenses have been finally determined in accordance with Section 2.4. Accordingly, the parties agree that five (5) Business Days prior to the Closing, Parent shall deliver to Buyer a certificate setting forth Parent’s reasonable, good faith estimate, calculated in accordance with the principles and methodologies set forth on Schedule 11.16, of (i) the Closing Date Cash (the “Estimated Closing Date Cash”), (ii) the Net Working Capital as of 12:01 a.m., New York City time, on the Closing Date (“Estimated Closing Date Net Working Capital”), (iii) the Total Indebtedness Amount (the “Estimated Total Indebtedness Amount”), (iv) the Capital Expenditures Shortfall (the “Estimated Capital Expenditures Shortfall”) or Capital Expenditures Surplus (the “Estimated Capital Expenditures Surplus”), as applicable, including a table listing the amounts of Capital Expenditures in a format consistent with the Capital Expenditure Budget and (v) the Transaction Expenses (the “Estimated Transaction Expenses”), in each case, including a schedule setting forth the components thereof and together with reasonable supporting detail, and on the basis of that information, Parent’s good faith estimate of Membership Interest Value (such estimate, the “Estimated Membership Interest Value”). The Estimated Membership Interest Value shall be equal to: (i) the Base Membership Interest Value, (ii) plus the amount, if any, by which the Estimated Closing Date Cash is greater than the Target Cash, (iii) minus the amount, if any, by which the Estimated Closing Date Cash is less than the Target Cash, (iv) plus the amount, if any, by which the Estimated Total Indebtedness Amount is less than the Target Indebtedness, (v) minus the amount, if any, by which the Estimated Total Indebtedness Amount is greater than the Target Indebtedness, (vi) plus the amount, if any, by which the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital, (vii) minus the amount, if any, by which the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital, (viii) minus the Estimated Capital Expenditures Shortfall, if any, (ix) plus the Estimated Capital Expenditures Surplus, if any, and (x) minus the amount of the Estimated Transaction Expenses. Parent shall consider in good faith any comments of Buyer on the foregoing estimates but, absent manifest error, Parent shall not be required to adjust its estimates in response to Buyer’s comments. Buyer and its representatives shall have reasonable access to the books and records, personnel and advisors of Parent and the Group to the extent reasonably required in connection with its review of the foregoing estimates. For the avoidance of doubt, any failure of Buyer to dispute any item or aspect of the Estimated Membership Interest Value shall not preclude Buyer from exercising any other rights under this Agreement.

2.3 Payment. Buyer or the Escrow Agent, as applicable, shall pay the following by wire transfer of immediately available funds free of costs and charges as follows:

(a) Payment of Closing Indebtedness Payoff Amount. At the Closing, Buyer shall deliver to the applicable obligees, for and on behalf of the Company, the Closing Indebtedness Payoff Amount in full satisfaction and retirement of the Indebtedness of the Company and its Subsidiaries that is set forth on Schedule 2.3(a) and required to be repaid at Closing (the “Indebtedness Due at Closing”). In order to facilitate such payment, at least five (5) Business Days prior to the Closing, the Company shall obtain customary payoff letters for all Indebtedness Due at Closing from all financial institutions and other Persons to which such Indebtedness Due at Closing is owed, or the applicable agent, trustee or other Representative on behalf of such Persons, which payoff letters shall be in form and substance reasonably acceptable to Buyer and shall, among other things, acknowledge the aggregate principal amount and all accrued but unpaid interest constituting the Indebtedness Due at Closing and state that upon the payment of such amount such Indebtedness Due at Closing shall be discharged and that the Liens (and guarantees), if any, granted in connection therewith shall be released and terminated.

(b) Payment of Adjustment Escrow Deposit. At the Closing, Buyer shall deliver an amount equal to $30,000,000 (the “Adjustment Escrow Deposit”) to Escrow Agent under the Escrow Agreement.

(c) Payment of Indemnification Escrow Deposit. At the Closing, Buyer shall deliver an amount equal to $30,000,000 (the “Indemnification Escrow Deposit”) to Escrow Agent under the Escrow Agreement.

(d) Payment of NDT Escrow Deposit. At the Closing, Buyer shall deliver an amount equal to the fifty percent (50%) of the amount by which the Remedial Cost Amount exceeds $20,000,000 (the “NDT Escrow Deposit”) to the Escrow Agent under the Escrow Agreement. The NDT Escrow Deposit shall only be used to pay or reimburse Remediation Costs.

(e) Payment of Closing Date Balance. At the Closing, Buyer shall deliver to Parent an amount equal to the Estimated Membership Interest Value minus the Adjustment Escrow Deposit and minus the Indemnification Escrow Deposit.

(f) Payment of Adjustment Amount. On the fifth (5th) Business Day following the date on which the last of the Draft Closing Statements have been finally agreed in accordance with Section 2.4 (whether by agreement of the Parties, deemed agreement or by determination made by the Independent Firm pursuant to Section 2.4(c)) the following payments shall be made:

(i) if (x) the Closing Date Net Working Capital, plus the Closing Date Cash, minus the Total Indebtedness Amount, minus the Capital Expenditures Shortfall, plus the Capital Expenditure Surplus, minus the Transaction Expenses, is greater than (y) the Estimated Closing Date Net Working Capital, plus the Estimated Closing Date Cash, minus the Estimated Total Indebtedness Amount, minus the Estimated Capital Expenditures Shortfall, plus the Estimated Capital Expenditure Surplus, minus the Estimated Transaction Expenses, then (A) Buyer shall pay such surplus amount to the Representative on behalf of Parent, and (B) the full amount of the funds in the Adjustment Escrow Account shall be released to the Representative (for the benefit of Parent, or if Parent has been dissolved or liquidated, the members of Parent at the time of such dissolution or liquidation);

(ii) if (x) the Closing Date Net Working Capital, plus the Closing Date Cash, minus the Total Indebtedness Amount, minus the Capital Expenditures Shortfall, plus the Capital Expenditures Surplus, minus the Transaction Expenses, is less than (y) the Estimated Closing Date Net Working Capital, plus the Estimated Closing Cash, minus the Estimated Total Indebtedness Amount, minus the Estimated Capital Expenditures Shortfall, plus the Capital Expenditures Surplus, minus the Estimated Transaction Expenses, then (A) the amount of such deficiency shall be paid from the Adjustment Escrow Account to Buyer (provided that such amount paid pursuant to this clause (ii)(A) shall not exceed the amount of the Adjustment Escrow Amount and Buyer shall have no recourse against Parent, the Representative, or any other Person for any such excess), and (B) the funds remaining (if any) in the Adjustment Escrow Account, after giving effect to clause (ii)(A), shall be released to the Representative (for the benefit of Parent, or if Parent has been dissolved or liquidated, the members of Parent at the time of such dissolution or liquidation); and

(iii) if (x) the Closing Date Net Working Capital, plus the Closing Date Cash, minus the Total Indebtedness Amount, minus the Capital Expenditures Shortfall, plus the Capital Expenditures Surplus, minus the Transaction Expenses, is equal to (y) the Estimated Closing Date Net Working Capital, plus the Estimated Closing Cash, minus the Estimated Total Indebtedness Amount, minus the Estimated Capital Expenditures Shortfall, plus the Capital Expenditures Surplus, minus the Estimated Transaction Expenses, then the entire amount of the Adjustment Escrow Amount shall be released to the Representative (for the benefit of Parent, or if Parent has been dissolved or liquidated, the members of Parent at the time of such dissolution or liquidation).

2.4 Adjustment.

(a) Not later than sixty (60) days after the Closing Date, Buyer shall, acting in good faith and using all reasonable efforts, cause to be prepared and delivered to the Representative: (i) a statement of Net Working Capital as of 12:01 a.m., New York City time, on the Closing Date (the “Draft Closing Date Net Working Capital Statement” and, as finally determined pursuant to the provisions of this Section 2.4, the “Closing Date Net Working Capital Statement”), which such Draft Closing Date Net Working Capital Statement shall set out the draft Net Working Capital as of 12:01 a.m., New York City time, on the Closing Date (such draft Net Working Capital, as finally determined pursuant to the provisions of this Section 2.4, referred to as the “Closing Date Net Working Capital”), (ii) a calculation of the Closing Date Cash, (iii) calculation of the Total Indebtedness Amount, (iv) a calculation of the Capital Expenditures Shortfall or Capital Expenditures Surplus, as applicable, and (v) a calculation of Transaction Expenses, in each case including a schedule setting forth the components thereof with reasonable supporting detail. The Representative shall reasonably cooperate with Buyer and its accountants to the extent required to prepare the Draft Closing Date Net Working Capital Statement and the calculation of the Closing Date Cash, the Total Indebtedness Amount, the Capital Expenditures Shortfall or Capital Expenditures Surplus (as applicable) and Transaction Expenses (collectively, the “Draft Closing Statements”). The Draft Closing Statements shall be prepared in accordance with this Agreement and the methodologies and principles set forth on Schedule 11.16.

(b) If the Representative notifies Buyer that Parent agrees with any of the Draft Closing Statements within forty-five (45) days after receipt thereof or fails to deliver notice to Buyer of its disagreement therewith within such forty-five (45) day period, any such Draft Closing Statements shall be conclusive and binding on Parent and Buyer and the parties shall be deemed to have agreed thereto, in the first case, on the date Buyer receives the notice and, in the second case, on such forty-fifth (45th) day. If the Representative disagrees with any of the Draft Closing Statements or the calculations set forth therein, then the Representative shall notify Buyer of its disagreement (the “Dispute Notice”) within such forty-five (45) day period together with reasonable particulars of the basis of such dispute, including underlying calculations as well as the Representative’s position on the amounts in dispute. In such event, the Representative and Buyer shall work expeditiously and attempt, in good faith, to resolve their differences with respect thereto within thirty (30) days after the receipt by Buyer of the Dispute Notice and make any amendments to the Draft Closing Statements as mutually agreed to by the parties.

(c) If Buyer and the Representative are unable to resolve any dispute over any of the Draft Closing Statements or the calculation of Closing Date Net Working Capital as set forth in the Dispute Notice within thirty (30) days of receipt of the Dispute Notice (or such other period as the parties may agree), then, at any time thereafter, either Buyer or the Representative may elect to have such dispute resolved by KPMG, or another nationally recognized firm of independent public accountants as to which Buyer and the Representative mutually agree (the “Independent Firm”), which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards expressly set forth in this Agreement and the methodologies and principles set forth on Schedule 11.16, and only with respect to the remaining differences so submitted to the Independent Firm (and not by independent review), whether and to what extent, if any, the amounts reflected in the Draft Closing Statements require adjustment. In connection with the engagement of the Independent Firm, Buyer and the Representative shall execute reasonable engagement letters and supply such other documents and information as the Independent Firm reasonably requires and such other information as such Party reasonably deems appropriate. The Independent Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days after submission of the dispute to it and, in any case, as soon as practicable after such submission. In resolving any dispute, the Independent Firm (A) shall be bound by the terms of this Agreement, including the principles of this Section 2.4 and the methodologies and illustration set forth on Schedule 11.16, and (B) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Representative, or less than the smallest value for such item claimed by Buyer or the Representative, as set forth in the Draft Closing Statements or the Dispute Notice. Absent fraud or manifest error, the

Independent Firm’s determination of the dispute shall be conclusive and binding upon both Parties. All fees and expenses of the Independent Firm in connection with the services provided pursuant to this Section 2.4(c) shall be paid one-half by Buyer and one-half by Parent.

(d) During the period from the date the Draft Closing Statements are delivered by Buyer to the Representative through the date such statements are finally determined in accordance with the terms of this Section 2.4, Buyer shall not, and shall cause its Affiliates not to, take any action with respect to the accounting books, records, policies and procedures of the Company and its Subsidiaries that would obstruct or prevent the preparation or review of the Draft Closing Statements. Buyer shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, with the Representative in the review of the Draft Closing Statements and, if applicable, Buyer’s response to a Dispute Notice, including (i) providing the Representative and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the foregoing, and (ii) cooperating in all reasonable respects with the Representative and its representatives, including the provision on a timely basis of all other information reasonably requested by Representative which is necessary or useful in connection with the review of the Draft Closing Statements and, if applicable, Buyer’s response to a Dispute Notice.

(e) For greater certainty, each of the Closing Date Net Working Capital, Closing Date Net Working Capital Statement, Draft Closing Date Net Working Capital Statement, Estimated Closing Date Net Working Capital and Target Net Working Capital are to be calculated and prepared in a manner consistent, and in accordance with, the indicative Net Working Capital calculation and other principles and methodologies set forth in Schedule 11.16, and each of the Closing Date Cash, the Total Indebtedness Amount, the Capital Expenditures Shortfall, the Capital Expenditures Surplus and the Transaction Expenses are to be calculated and prepared in a manner consistent, and in accordance with, this Agreement and the principles and methodologies set forth in Schedule 11.16.

(f) After the determination of the Closing Date Net Working Capital, Closing Date Cash, the Total Indebtedness Amount, the Capital Expenditures Shortfall or Capital Expenditures Surplus, as applicable, the Transaction Expenses and the payments contemplated by Section 2.3(f), no Party shall have the right to make any claim based on the calculation of the Closing Date Net Working Capital, Closing Date Cash, the Total Indebtedness Amount, the Capital Expenditures Shortfall or Capital Expenditures Surplus, as applicable, the Transaction Expenses or the calculation of any adjustment related thereto (even if subsequent events or subsequently discovered facts would have affected such calculations had such subsequent events or subsequently discovered facts been known at the time of the Closing).

2.5 Withholding. Notwithstanding any other provision of this Agreement, Buyer, the Company, and the Escrow Agent shall be entitled to deduct and withhold any consideration paid or delivered in connection with the transactions contemplated in this Agreement, to any Person such amounts that Buyer, the Company, and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign law. To the extent that amounts are so withheld, and duly deposited with the appropriate Governmental Entity, by Buyer, the Company or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Parent. Except as set forth in the corresponding sections of the disclosure schedule delivered by Parent to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), Parent makes the following representations and warranties to Buyer:

(a) Organization and Power.

(i) Parent. Parent is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. Parent has all requisite company power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Parent pursuant hereto and to carry out the transactions contemplated hereby and thereby. Parent has provided to Buyer, prior to the date hereof, complete and correct copies of the articles of formation and operating agreement (and all other similar organizational documents) of Parent, and there are no other documents or agreements governing the rights or obligations of any of the equityholders of Parent.

(ii) Company; Subsidiaries. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite company power, legal right and authority to own, operate and lease its properties and to carry on its business as and where it currently conducts its business. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such qualification or licensure necessary, except where the failure to effect or maintain such qualification or licensure would not, individually or in the aggregate, have a Material Adverse Effect. Parent has made available to Buyer complete and correct copies of the charter and similar organizational documents of the Company and its Subsidiaries. The Company, directly or indirectly, owns all of the equity interests in each of its Subsidiaries. Other than its Subsidiaries, the Company does not hold an equity interest in any other Person. Section 3.1(a)(ii) of the Disclosure Schedule sets forth a list of the directors and officers of the Company and its Subsidiaries.

(b) Authority. The execution and delivery by Parent of this Agreement and the other documents and instruments to be executed and delivered by Parent pursuant hereto, the consummation by Parent of the transactions contemplated hereby and thereby and the performance of Parent’s obligations under this Agreement have been duly authorized by Parent. No other or further company act on the part of Parent is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent pursuant hereto or the consummation by Parent of the transactions contemplated hereby and thereby, or the performance by Parent of its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent pursuant hereto will constitute, valid and binding agreements of Parent, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(c) No Violation. Except as set forth on Section 3.1(c) of the Disclosure Schedule, neither the execution, delivery and performance by Parent of this Agreement or the other documents and instruments to be executed and delivered by Parent pursuant hereto nor the consummation by Parent of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Parent or the Company or any of the Company’s Subsidiaries, (ii) will require Parent, the Company or any of the Company’s Subsidiaries to procure any material authorization, consent or approval by, or to effect any material filing with or material notice to, any Governmental Entity, except for (A) the requirements of any Regulatory Law applicable to the transactions contemplated by this Agreement and (B) such authorization, consent, approval, filing or notice requirements that become applicable solely as a result of the regulatory status of Buyer or any of its Affiliates, (iii) will violate or conflict with, constitute a default under, result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of the charter documents of Parent, the Company or of any of its Subsidiaries or of any Material Contract or Permit, except for such violations, conflicts, defaults, terminations, modifications or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) will result in the creation of any Lien upon any of the Units or any of the material assets of the Company and its Subsidiaries (excluding, in the case of Liens on any of the material assets of the Company and its Subsidiaries, any Permitted Liens) under any Material Contract or Permit.

(d) Capitalization. The Units represent the only issued and outstanding equity interests of the Company. All of the Units are duly and validly authorized and issued, and have not been issued in violation of any Law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of members. There are no outstanding or authorized subscriptions, options, rights, warrants, puts, calls or other agreements or commitments of any type (a) obligating Parent or the Company to issue, sell or transfer any of the Company’s units of membership interest, any securities convertible into units of membership interest of the Company, or any other rights to acquire membership interests of the Company, (b) obligating Parent or the Company to grant, offer or enter into any of the foregoing, or (c) relating to the voting or control of any units of membership interest of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its units of membership interest. Parent has good and valid title to one hundred percent (100%) of the Units, free and clear of all Liens. Upon payment for the Units as contemplated by this Agreement, Parent will convey to Buyer all of Parent’s right, title and interest in and to the Units, free and clear of all Liens (other than Liens created or suffered by Buyer).

(e) Subsidiaries. Section 3.1(e) of the Disclosure Schedule sets forth a list of each Subsidiary of the Company, the names of all holders of equity securities of each such Subsidiary and the amount of equity securities owned by each such equity holder. All of the outstanding equity securities of each Subsidiary of the Company that are directly or indirectly owned by the Company are validly issued. None of the Subsidiaries of the Company (i) has issued securities convertible into or exchangeable for any equity securities of such Subsidiary, (ii) has issued options, warrants or other rights to purchase or subscribe to any equity securities of such Subsidiary or securities that are convertible into or exchangeable for any equity securities of such Subsidiary, (iii) is party to any Contract relating to the issuance, sale or transfer of any equity securities of such Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights or (iv) has issued any equity appreciation rights, profit participation rights or similar rights with respect to any equity securities of such Subsidiary. No equity securities of the Subsidiaries of the Company reflected in Section 3.1(e) of the Disclosure Schedule as being owned by the Company or any Subsidiary of the Company have been acquired by the Company or such Subsidiary in violation of any preemptive or similar rights. Except as imposed by applicable Law, there are no restrictions upon, or voting trusts, proxies or other Contracts of any kind with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any distribution on, any such equity securities. All such equity securities are owned by the Company or such Subsidiary free and clear of all Liens other than Permitted Liens.

(f) Financial Statements; Internal Controls.

(i) Section 3.1(f)(i) of the Disclosure Schedule contains (i) an unaudited consolidated balance sheet of Wise Metals Group as of June 30, 2014 (the “Recent Balance Sheet”) and unaudited consolidated statements of operations, comprehensive loss, cash flows and members’ deficit income of Wise Metals Group for the six months then ended and (ii) an audited consolidated balance sheet of Wise Metals Group as of December 31, 2013, December 31, 2012 and December 31, 2011 and audited consolidated statements of operations, comprehensive loss, cash flows and members’ deficit income of Wise Metals Group for each such fiscal year then ended (collectively, the “Financial Statements”). Except as set forth in the notes thereto and subject to, in the case of the unaudited financial statements, year-end adjustments and the absence of footnote disclosures that are not material, the Financial Statements were, and the Supplemental Financial Statements when delivered to Buyer will be, prepared in accordance with GAAP, as in effect on the date of the Financial Statements or the Supplemental

Financial Statements, as applicable, and applied on a basis consistent with past practice of the Company and its Subsidiaries, and fairly present, in all material respects, the assets, liabilities, financial condition, results of operations and the cash flows of Wise Metals Group as of the dates thereof and for the periods covered thereby.

(ii) Parent has delivered to Buyer complete copies of the monthly unaudited internal consolidated management financial reports for Wise Metals Group at and for the months ended July 31, 2014 and August 31, 2014. Such financial reports have been, and the Interim Financial Reports when delivered to Buyer will be, prepared with reasonable care in the ordinary course of business consistent with past practice and present, in all material respects, management’s good faith view of the consolidated assets, liabilities and profits of the Group at the dates and for the periods to which they relate.

(iii) The Reconciliation Statements will include, when delivered to Buyer, all adjustments (and an explanation thereof in reasonable detail) necessary in order to adjust in all material respects the Financial Statements, the Supplemental Financial Statements and the Interim Financial Reports to reflect the financial position of the Group.

(iv) Except as set forth on Section 3.1(f)(iv) of the Disclosure Schedule, the Company and its Subsidiaries implement and maintain a system of accounting and internal controls sufficient to provide reasonable assurances that financial transactions are executed in accordance with the general and specific authorizations of the Group management, and that all transactions are recorded as reasonably necessary to permit the preparation of financial statements in conformity with GAAP. To the knowledge of Parent, there has not been any fraud that involves any officer, director, principal, manager or other employee of any member of the Group.

(g) Tax Matters. Except for those representations and warranties set forth in Section 3.1(c) (No Violation), Section 3.1(f) (Financial Statements; Internal Controls), Section 3.1(j) (No Undisclosed Liabilities), Section 3.1(k) (Absence of Certain Changes) and Section 3.1(t) (Employee Benefit Plans), Parent makes no representation or warranty in this Agreement as to any matters relating to Taxes except as set forth in this Section 3.1(g).

(i) Returns. All material Tax Returns required by applicable Law to be filed by the Company and its Subsidiaries, or by Parent with respect to the Company and its Subsidiaries, have been timely filed and all Taxes required to have been paid by or with respect to the Company and its Subsidiaries have been duly and timely paid. Any Taxes of the Company and its Subsidiaries not yet due and payable as of the date of the Recent Balance Sheet have been adequately accrued as of such date in accordance with GAAP, as in effect on the date of such financial statements and applied on a basis consistent with past practice, and do not exceed that reserve as adjusted for the passage of time through the date of this

Agreement in accordance with the past practice of the Company and its Subsidiaries in filing their respective Tax Returns. Since the date of the Recent Balance Sheet, the Company and its Subsidiaries have not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices. All amounts of Tax required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Governmental Entity and the Company and its Subsidiaries have otherwise complied with all applicable Laws relating to the withholding of Taxes in all material respects.

(ii) Audits. (A) There is no audit, examination, deficiency or proposed adjustment pending or, to the knowledge of Parent, threatened with respect to any Tax Returns filed by the Company and its Subsidiaries, or by Parent with respect to the Company and its Subsidiaries, or Taxes shown as due and owing on such Tax Returns and (B) there are no outstanding waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Return filed by the Company and its Subsidiaries, or by Parent with respect to the Company and its Subsidiaries, with respect to a taxable period for which such statute of limitations is still open. No jurisdiction in which the Company or any of its Subsidiaries, respectively, does not file Tax Returns has made a claim that any of them, respectively, is required to file Tax Returns or may be subject to taxation in such jurisdiction.

(iii) Affiliated Group. Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries, whether such liability arises under Treasury Regulation Section 1.1502-6 or under any comparable provision of state, local, or foreign law, or arises by contract (excluding commercial contracts not primarily relating to Taxes and executed in the ordinary course of business), or as a transferee or successor, or otherwise.

(iv) Tax Status. The Company and each of its Subsidiaries (other than Corporate Subsidiaries) have been classified as either a “disregarded entity” or a “partnership” under Treasury Regulation Section 301.7701-3 (by election or default status) and for state and local income Tax purposes (to the extent state and local income Tax entity classification follows U.S. Federal income tax entity classification) since their respective formations, and no election has ever been made or is pending to change such classification. The Corporate Subsidiaries each have been classified as a corporation under Treasury Regulation Section 301.7701-3 at all times since their respective formations. The Corporate Subsidiaries own no material assets and is not obligated for any material liabilities other than in connection with their co-issuances of the Company Notes. Parent is not a foreign person within the meaning of Code Section 1445.

(v) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income following the Closing (i) as a result of any adjustment required by reason of a change in method of accounting under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax Law) prior to the Closing, (ii) as a result of installment sale, intercompany transaction or open transaction made or entered into prior to the Closing, or (iii) as a result of prepaid amount received prior to the Closing or election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).

(vi) Other. There are no Liens for Taxes on any assets of either the Company or any of its Subsidiaries, other than statutory Liens for current Taxes not yet due and payable that have been fully accrued on the books of such Company or its applicable Subsidiary or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Recent Balance Sheet. The Company and its Subsidiaries have not granted a power of attorney that is currently in effect with respect to any Tax matters. Neither the Company nor any of its Subsidiaries (A) has applied for any Tax ruling, (B) has entered into a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of any other Tax Law) or any other Contract with any Governmental Entity relating to Taxes, (C) is a party to, or bound by, any Tax allocation, sharing, indemnity or similar Contract or arrangement, or (D) is participating or has participated in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4. Neither the Company nor any Subsidiary owns any equity in any Person other than the Corporate Subsidiaries for tax purposes. The representations and warranties contained in Sections 3.1(a)(ii), 3.1(d) and 3.1(e) are hereby incorporated by reference. Neither the Company nor any person related to the Company within the meaning of Section 197(f)(9)(C) held an interest in any assets of the Company or used such assets during the transition period as defined in Treasury Regulation Section 1.197-2(h)(4).

(h) Accounts Receivable. All accounts receivable and notes receivable reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable that have arisen since the date of the Recent Balance Sheet, (i) arose out of arm’s-length transactions made in the ordinary course of business consistent with past practice, (ii) to the knowledge of Parent, are the valid and legally binding obligations of the Persons obligated to pay such amounts and (iii) as of the date of this Agreement, are not subject to any written dispute (except to the extent any such dispute is reflected in the reserves for doubtful accounts shown on the Recent Balance Sheet in the case of accounts receivables and notes receivable reflected on the Recent Balance Sheet).

(i) Inventory; Product Liability.

(i) All Inventory reflected on the Recent Balance Sheet (i) is valued in accordance with GAAP at the lower of cost or market and (ii) consists of a quality and quantity usable in the ordinary course of business consistent with past practice, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided). All Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable in the ordinary course of business consistent with past practice. All Inventory is located at, or is in transit to or from, the Real Property. The Inventory of the Company and its Subsidiaries constitutes sufficient quantities for the normal operation of business of the Group in accordance with past practice in all material respects.

(ii) In the past three (3) years prior to the date of this Agreement, except as would not be materially adverse to the Group, no member of the Group has received any written notice with respect to any product or product line of the Group or any part or component used therein requiring a recall or field corrective action.

(j) No Undisclosed Liabilities. Except as set forth on Section 3.1(j) of the Disclosure Schedule, the Company and its Subsidiaries have no liabilities, obligations or commitments (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise), except (a) those which are reflected or reserved against in the Financial Statements (including the notes therein), (b) those which have been incurred in the ordinary course of business consistent with past practice since the Recent Balance Sheet date and which are (x) not, individually or in the aggregate, material to the Group or (y) are ordinary course commercial obligations to deliver or pay for goods and services pursuant to executory contracts and (c) Transaction Expenses arising after the date hereof in connection with this Agreement or the transactions contemplated hereby.

(k) Absence of Certain Changes. Except as set forth on Section 3.1(k) of the Disclosure Schedule, from the date of the Recent Balance Sheet there has not been any Material Adverse Effect and, from the date of the Recent Balance Sheet until the date of this Agreement, the Company and its Subsidiaries have operated their respective businesses in the ordinary course consistent with past practice (excluding efforts associated with the potential sale of the Company or any of its Subsidiaries) and there has not been: (i) any increase in the salaries or wages payable or to become payable to any Current Employee or any increase in the benefits available under any Company Benefit Plan, except, in each case, for such increases arising in the ordinary course of business consistent with past practice, as required under contractual arrangements or as required under applicable Law; (ii) any entry by the Company or any of its Subsidiaries into any employment, severance or termination Contract with any Current Employee or any amendment thereto, except arrangements arising in the ordinary course of business consistent with past practice and at-will employment arrangements; (iii) any sale, lease or other transfer or disposition of any material assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; (iv) any material Indebtedness incurred or guaranteed by the Company or any of its Subsidiaries, other than obligations arising in the ordinary course of business consistent with past practice and intercompany obligations that the Company or any of its Subsidiaries owe to any of the Company and its Subsidiaries; (v) any execution and delivery of, or material amendment to, any Material Contract; (vi) any written release or waiver of any material rights of the Company and its Subsidiaries; (vii) any material change in the accounting methods of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law; (viii) any revocation or change to any Tax election or method of Tax accounting or any settlement of any dispute with respect to Taxes of the Company or any of its Subsidiaries; (ix) any declaration, accrual, set aside or payment of any dividend or other distribution in respect of any equity securities of the Company or (x); any other action that, if such action were taken after the date hereof, would require the Buyer’s consent pursuant to Section 4.2.

(l) Litigation and Orders. There is (i) no material litigation, arbitration or similar proceeding pending or, to the knowledge of Parent, threatened against the Company, any of its Subsidiaries or any of their respective directors or officers (in such capacity) and (ii) there is no outstanding Order against the Company, any of its Subsidiaries or any of their respective directors or officers (in such capacity), excluding Orders of general application, which could reasonably be expected to be material to the Group. Neither Parent nor any member of the Group is, as of the date hereof, a party to any litigation or, to the knowledge of Parent, threatened litigation which could reasonably be expected to materially delay or prohibit the consummation of the transactions contemplated hereby.

(m) Licenses and Permits. The Company and its Subsidiaries have all material licenses, permits, approvals, authorizations, and consents of all Governmental Entities required for the conduct of their respective businesses as currently conducted (the “Permits”). All such material Permits are in full force and effect and will not be made subject to any loss or obligation to reapply as a result of the consummation of the transactions contemplated by this Agreement. Except for past violations for which the Company and its Subsidiaries are not subject to any current Liability and cannot become subject to any future Liability, the Company and its Subsidiaries are, and have been during the preceding five (5) years, in compliance with such material Permits in all material respects and there are no Actions pending, or to the knowledge of Parent, threatened, to suspend, revoke, revise, restrict, terminate or limit any material Permit. For the avoidance of doubt, this Section 3.1(m) does not apply to Environmental Permits, which are exclusively addressed in Section 3.1(o).

(n) Laws and Orders.

(i) Except for past violations for which the Company and its Subsidiaries are not subject to any current Liability and cannot become subject to any future Liability, the Company and its Subsidiaries are, and have been during the preceding five (5) years, in compliance with all applicable Laws and Orders in all material respects. Since January 1, 2013, the Company and its Subsidiaries have not received written notice of any material violation of any Laws. All reports required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Entity have been filed and, when filed, were correct and complete in all material respects.

(ii) The Company and its Subsidiaries are, and during the preceding five (5) years have been, in material compliance with all statutory and regulatory requirements governing imports into or exports from the United States or any foreign country or the terms and conduct of international transactions and the making or receiving of international payments, or relating to economic sanctions or embargoes or terrorism financing, money laundering or compliance with unsanctioned foreign boycotts, including all Laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC Laws”). To the knowledge of Parent, neither the Company nor any Company Subsidiary to which the OFAC Laws apply is, or during the preceding five (5) years has been, party to any Contract or engaged in any transaction or other business with (a) any country, entity formed or resident therein, or resident thereof, that, at the time of the relevant transaction, the Company or a Company Subsidiary was prohibited from doing business with under the OFAC Laws or (b) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury or any other restricted entity or Person, as may be promulgated by the United States government from time to time. Neither the Company nor any of its Subsidiaries has received from any Governmental Entity or any other Person any written notice of any violation or alleged violation of any OFAC Laws or any other statutory or regulatory requirement referred to in this Section 3.1(n)(ii).

(iii) None of the Company or any of its Subsidiaries nor, to the knowledge of Parent, any Representative of the Company or any of its Subsidiaries has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or similar anti-corruption laws, and the Company and its Subsidiaries have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws and with the representation and warranty contained herein.

(o) Environmental Matters. The Company makes no representation or warranty in this Agreement as to any matters relating to the environment, Hazardous Substances or Environmental Laws except as expressly set forth in this Section 3.1(o).

(i) Except as set forth on Section 3.1(o)(i) of the Disclosure Schedule, the Company and each of its Subsidiaries has obtained and is and has been for the last five (5) years, in compliance in all material respects with, all material licenses, permits, approvals, authorizations and consents required to be obtained by the Company or such Subsidiary under applicable Environmental Laws for the conduct of their respective businesses as currently conducted (the “Environmental Permits”), and all such Environmental Permits are in full force and effect and any necessary renewal applications have been timely submitted and will not be made subject to any material loss or obligation to reapply as a result of the consummation of the transactions contemplated by this Agreement. Schedule 3.1(m)(i) sets forth an accurate and complete list of all material Environmental Permits necessary for the operation in all material respects of the business of the Group.

(ii) Except as set forth on Section 3.1(o)(ii) of the Disclosure Schedule, there has been no Release by the Company or any of its Subsidiaries or, to the knowledge of Parent, any other Person at, to or from any facilities currently or formerly owned or leased by the Company or any of its Subsidiaries or, to the knowledge of Parent, any other location, except for such Releases, which, in each case, could not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(iii) Except as set forth on Section 3.1(o)(iii) of the Disclosure Schedule, the Company and its Subsidiaries are, and have been during the preceding five (5) years, in compliance in all material respects with all Environmental Laws, and, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity or any other Person alleging violation of, or liability under, any applicable Environmental Law that remains unresolved, except for such alleged violations, instances of noncompliance, or liabilities that are not material.

(iv) Except as set forth on Section 3.1(o)(iv), there is no material litigation, arbitration or similar proceeding pending or, to the knowledge of Parent, threatened against the Company or any of its Subsidiaries under any Environmental Law, and there is no outstanding Order issued under Environmental Law against the Company or any of its Subsidiaries.

(v) Except as set forth on Section 3.1(o)(v) of the Disclosure Schedule, neither the Company nor any Subsidiary has assumed or undertaken by contract or, to the knowledge of Parent, operation of law any liability arising under any Environmental Law of any other Person.

(vi) Parent has made available to Buyer all material environmental reports, audits, inspections, or assessments in the possession or control of Parent, the Company, any Subsidiary relating to the Real Property, any other real property currently or formerly owned, leased or operated the Company or any Subsidiary, the Company, or any Subsidiary prepared within the last five (5) years or, to the knowledge of Parent, at any prior time.

(vii) Neither the execution, delivery and performance by Parent of this Agreement or the other documents and instruments to be executed and delivered by Parent pursuant hereto nor the consummation by Parent of the transactions contemplated hereby and thereby will violate, or require Parent, the Company or any of the Company’s Subsidiaries to procure any authorization, consent or approval by, or to effect any filing with or notice to, any Governmental Entity, under any Environmental Law or Environmental Permit applicable to Parent or the Company or any of the Company’s Subsidiaries, except to the extent any such violation, authorization, consent or approval, filing, or notice are not material.

(p) Assets.

(i) Title. Each of the Company and its Subsidiaries has good and valid title to all of the material assets used or held in connection with, necessary for the conduct of, or otherwise material to the business of the Company, including such owned assets reflected in the Recent Balance Sheet (except for assets sold since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice). Such owned assets are held free and clear of all Liens other than Permitted Liens.

(ii) Condition. All buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are in all material respects structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance.

(iii) Real Property. Section 3.1(p)(iii) of the Disclosure Schedule sets forth a list of all real property owned, leased, occupied, used or operated by the Company or its Subsidiaries (the “Real Property”). The Company or the relevant Subsidiary has good and marketable title to all owned Real Property free and clear of all Liens except Permitted Liens. The Company and its Subsidiaries have not received written notice that any public improvements have been commenced or are planned that will result in special assessments against or otherwise materially adversely affect any Real Property. To the extent required by applicable Law, there are currently in full force and effect certificates of occupancy permitting the Real Property to be used and occupied as the same are currently constituted. The Real Property and operations thereon is in material compliance with applicable Law. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in all leased Real Property. The Company or its Subsidiaries has not sold, transferred, leased, licensed, or granted the use of or financial interest in any Minerals on, under or about the Real Property.

(iv) Condemnation. Neither the whole nor any portion of the Real Property or material assets of the Company and its Subsidiaries is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and to the knowledge of Parent, no such condemnation, expropriation or taking has been planned, scheduled or proposed.

(v) Sufficiency. The assets, properties, rights and interests of the Company and its Subsidiaries comprise all of the material assets, properties, rights and interests of the Company and its Subsidiaries that are used in the conduct of their respective businesses, and such assets, properties, rights and interests are sufficient in all material respects for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted on the date of this Agreement.

(q) Insurance. Section 3.1(q) of the Disclosure Schedule contains a list of all insurance policies (including with respect to any pollution legal liability policies) pursuant to which the Company or any of its Subsidiaries is a named insured (i) for which premiums were paid by Parent, the Company or a Subsidiary of the Company at any time during the period commencing on January 1, 2013 through the date of this Agreement or (ii) which are occurrence-based, other than policies that fund any Company Benefit Plan (the “Company Insurance Policies”). Parent has made available to Buyer a copy of the Company Insurance Policies. Such Company Insurance Policies are in full force and effect and do not contain any change of control or similar provisions that will give rise to a right of termination or modification, or accelerate any rights or obligations, as a result of the transactions contemplated hereby. Except as set forth on Section 3.1(q) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination of, premium increase with respect to, or alteration of coverage under, any Company Insurance Policy. The Company and its Subsidiaries have timely paid all premiums due under each Company Insurance Policy. To the knowledge of Parent, the Company and its Subsidiaries have timely made all material claims that they have been entitled to make under each Company Insurance Policy. To the knowledge of Parent, there is no material claim pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy, other than customary reservation of rights provisions. The Company Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the business of the Group.

(r) Material Contracts. Section 3.1(r) of the Disclosure Schedule sets forth a list of each of the following types of Contracts (with each such Contract being of one or more of the following types) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (each, a “Material Contract”):

(i) any Contract involving the purchase, lease, use or occupancy of real property by the Company or any of its Subsidiaries;

(ii) any Contract involving the lease of personal property by the Company or any of its Subsidiaries that provides for rent payable by the Company or any of its Subsidiaries in an annual period in excess of $5,000,000 as of the date of this Agreement (or its foreign currency equivalent as of the date of this Agreement);

(iii) any Contract with a customer involving the future sale of goods by the Company or any of its Subsidiaries that provides for a price, fee or similar consideration payable to the Company or any of its Subsidiaries in an annual period in excess of $5,000,000 as of the date of this Agreement, excluding routine purchase orders and related releases occurring in the ordinary course of business consistent with past practice;

(iv) any Contract with a supplier or licensor that provides for future expenditures by the Company or any of its Subsidiaries in an annual period in excess of $5,000,000 as of the date of this Agreement (or its foreign currency equivalent as of the date of this Agreement);

(v) any Contract evidencing outstanding Indebtedness in excess of $5,000,000;

(vi) any collective bargaining or other Contract with any labor union or other representative of a group of employees;

(vii) any Contract under which the Company or any of its Subsidiaries will have any material obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or material indemnification obligation;

(viii) any joint venture, partnership, shareholder, franchise or similar Contract;

(ix) any Contract containing any capital expenditure obligations of the Company or any of its Subsidiaries in excess of $5,000,000;

(x) any Contract containing any non-competition, non-solicitation, most-favored-nation, exclusivity or similar covenant that restricts the future business activity of the Company or any of its Subsidiaries or Affiliates with respect to their respective businesses;

(xi) all Contracts of the Company or any of its Subsidiaries with any customers or suppliers involving aggregate amounts in excess of $5,000,000 in any twelve (12) month period;

(xii) any Contract with any Governmental Entity or that contains outstanding material obligations relating to the settlement of any Action or other proceeding;

(xiii) any Contracts pursuant to which the Company or any of its Subsidiaries is licensee or licensor with respect to material Intellectual Property (excluding “shrink-wrap”, “click-wrap” and other agreements that are generally commercially available on standard terms and that are not material to the conduct of the business of any member of the Group); and

(xiv) any Affiliate Contract.

Parent has made available to Buyer a correct and complete copy of each Material Contract, including all amendments and supplements thereto. Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, each Material Contract is in full force and effect and is a legal, valid and binding agreement that is enforceable against the Company or a Subsidiary of the Company (as applicable)

and, to the knowledge of Parent, the other party or parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company or one of its Subsidiaries (as applicable) and, to the knowledge of Parent, each other party thereto are in compliance, in all material respects, with all material terms of each Material Contract. None of the Parent, the Company nor any of the Company’s Subsidiaries has received prior to the date hereof written or, to the knowledge of Parent, non-written notice of (x) material default or noncompliance by the Company or its Subsidiaries under any Material Contract, (y) early termination of any Material Contract or (z) the intent of the counterparty to materially alter the provisions of any Material Contract.

(s) Labor and Employment. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Parent, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or similar labor relations authority. There are no work slowdowns, lockouts, stoppages, picketing or strikes pending or, to the knowledge of Parent, threatened between the Company or any of its Subsidiaries and its employees. There is no organization effort pending or, to the knowledge of Parent, threatened by any labor union to organize any employees of the Company or any of its Subsidiaries. No demand for recognition or certification as the exclusive bargaining agent of any employees of the Company or any of its Subsidiaries has been made by any labor union since January 1, 2011. Except as set forth on Section 3.1(s) of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and the Company do not, and the consummation by Parent and the Company of the transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase, triggering or acceleration of any obligations or rights of any kind (including under any change of control type provisions) or result in any material changes under, or increase in compensation paid under, any collective bargaining agreements or other Contract with any labor union or other representative of a group of employees of the Company or its Subsidiaries. During the 90-day period preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act. No Order to which the Company or any of its Subsidiaries is subject restricts the Company or such Subsidiary from relocating or closing any of its operations.

(t) Employee Benefit Plans.

(i) Benefit Plans. Section 3.1(t)(i) of the Disclosure Schedule sets forth a list of all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all “employee benefit plans,” as defined in Section 3.3 of ERISA, whether or not subject to ERISA, and any other stock or equity-based award, stock or equity-based purchase, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefit or compensation plans, programs, policies, agreements or arrangements (whether written or oral) that are maintained by the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries participate or is obligated to contribute, or for which the Company or any of its Subsidiaries has any liability, with respect to Current Employees or Former Employees.

(ii) Documentation. With respect to each material Company Benefit Plan, to the extent applicable, Parent has made available to Buyer a copy of (A) the plan document or other governing Contract, (B) the most recently distributed summary plan description and any summary of material modifications thereto, (C) each trust or other funding Contract, (D) the most recently received IRS determination letter, (E) the most recently prepared financial statements, and (F) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan.

(iii) Multiemployer and Funded Plans. Except as set forth on Section 3.1(t)(iii)(A) of the Disclosure Schedule, none of the Company Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. With respect to each Multiemployer Plan to which the Parent or any of its Subsidiaries or any of their respective ERISA Affiliates has any liability, contributes or is required to contribute (or has within the last six years at any time had any liability, contributed or been required to contribute), none of Parent or any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal or partial withdrawal liability under Title IV of ERISA that remains unsatisfied, and no such Multiemployer Plan is in “reorganization” or “insolvent” (as those terms are defined in Section 4241 and 4245 of ERISA, respectively). Neither Parent nor any of its Subsidiaries has received notice with respect to any Multiemployer Plan of any failure by such Multiemployer Plan to satisfy the minimum funding requirements of Section 412 of the Code or its endangered or critical status under Section 432 of the Code, or any application for or receipt of a waiver of such minimum funding requirements with respect to such Multiemployer Plan. Section 3.1(t)(iii)(B) of the Disclosure Schedule sets forth a list of each Company Benefit Plan subject to Title IV of ERISA. With respect to any Company Benefit Plan that is a plan subject to Title IV of ERISA, neither Parent nor any ERISA Affiliate (including the Company and its Subsidiaries) has incurred any liability under Title IV of ERISA (other than for the payment of premiums due in the ordinary course to the Pension Benefit Guaranty Corporation), and no condition or event currently exists that would reasonably be expected to subject Parent, the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates to any liability under Title IV of ERISA or the imposition of any Lien under Title IV of ERISA.

(iv) Compliance. Each Company Benefit Plan is in compliance, in all material respects, in form and operation with its own terms and applicable Laws, and the Company and its Subsidiaries have timely made all required material contributions thereto. All material notices, reports and information relating to the Company Benefit Plans required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed and provided. There is no material litigation, arbitration or similar proceeding pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the knowledge of Parent, threatened with respect to any Company Benefit Plan or against the assets of any Company Benefit Plan. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter as to the tax-qualified status of the plan and trust. To the knowledge of Parent, no person has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan for which no individual or class exemption exists.

(v) Post-Termination Benefits. Except as set forth on Section 3.1(t)(v) of the Disclosure Schedule, no Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.

(vi) Change of Control. Except as set forth on Section 3.1(t)(vi) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (A) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (B) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries under any Company Benefit Plan; (C) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; or (D) limit or restrict the right of the Company or any of its subsidiaries to merge, amend or terminate any Company Benefit Plan.

(vii) No Parachute Payments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries.

(viii) Section 409A Compliance. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder maintained or sponsored by the Company has since (A) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (B) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1), and (C) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(ix) No Gross-Ups. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(u) Intellectual Property Rights.

(i) Section 3.1(u) of the Disclosure Schedule sets forth a list of all patents, registrations of Intellectual Property and pending applications therefor owned by the Group. All such patents, registrations and applications have been properly made and filed in all material respects, and all annuity, maintenance, renewal and other fees relating to such registrations or applications are current. Except as would not be material to the Group, the Group owns, or is validly licensed or otherwise has the right to use, all Intellectual Property as used in the businesses of the Group and the conduct of the respective businesses of the Group has not and does not infringe any Intellectual Property of others. To the knowledge of Parent, no third party has or is currently infringing any Intellectual Property owned by the Group.

(ii) Except as would not be material to the Group, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any member of the Group; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property owned by the Group or the Group’s rights with respect to any such Intellectual Property; or (iii) by any member of the Group alleging any infringement, misappropriation, dilution or violation by any Person of the Intellectual Property.

(v) Affiliate Transactions. Except as set forth on Section 3.1(v) of the Disclosure Schedule, no officer, director, employee, partner or Affiliate of the Company, or any individual related by blood, marriage or adoption to any such individual, or any Parent Affiliated Person, is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries (other than pursuant to ordinary and customary terms of employment) (“Affiliate Contracts”) or has engaged in any transaction with the Company or any of its Subsidiaries within the last twelve (12) months (“Affiliate Transactions”) or has any material interest in any property used by the Company or any of its Subsidiaries.

(w) Fees. Except as set forth on Section 3.1(w) of the Disclosure Schedule, neither Parent, the Company, any Subsidiary of the Company, nor any Affiliates of any of the foregoing has paid or become obligated to pay any fee or commission to any broker or finder in connection with the transactions contemplated by this Agreement.

(x) Material Customers and Suppliers. Section 3.1(x) of the Disclosure Schedule sets forth a correct and complete list, for the twelve-month period ended December 31, 2013 and for the six-month period ended June 30, 2014, of (x) the five largest customers of goods and services of the Group (taken as a whole), in each case measured by the revenue earned by the Group (taken as a whole) during such twelve-month period in respect of goods and services provided to each such customer, and (ii) the five largest suppliers of goods and services to the Group (taken as a whole), in each case measured by the expenditure by the Group (taken as a whole) during such twelve-month period in respect of goods and services provided by each such supplier. To the knowledge of Parent, (A) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will have a Material Adverse Effect on the relationship of any member of the Group with any such customers or suppliers, and (B) no such customer or supplier has threatened in writing or otherwise to terminate its relationship with any member of the Group.

3.2 Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Parent:

(a) Due Organization and Power. Buyer is a public company with limited liability duly organized, validly existing and in good standing under the Laws of the Netherlands. Buyer has all requisite company power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b) Authority. The execution and delivery by Buyer of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer, and the performance of Buyer’s obligations under this Agreement have been duly authorized by Buyer. No other or further company act on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated hereby and thereby, or the performance by Buyer of its respective obligations hereunder and thereunder. Assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, legal, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(c) No Violation. Except as set forth on Section 3.2(c) of the Disclosure Schedule, neither the execution, delivery or performance by Buyer of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Buyer, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, or (iii) will violate or conflict with, constitute a default under, result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of the charter documents of Buyer or of any Contract to which Buyer is a party, except for such violations, conflicts, defaults, terminations, modifications or accelerations that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

(d) No Impediment. As of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, there is no outstanding Order against Buyer or any of its Affiliates and Buyer has not entered into any commitment or other binding obligation to effectuate any transaction, in each case, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the consummation of the transactions contemplated by this Agreement.

(e) Investment Intent. Buyer is acquiring the Units for its own account and not with a view toward any resale or distribution of the same or any beneficial interest therein. Buyer acknowledges and agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable.

(f) Financial Capacity. Buyer has received and delivered to the Parent a true, correct and complete copy of the debt commitment letter addressed to Buyer dated as of the date of this Agreement from Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (as the same may be amended or replaced and including any executed commitment letter (or similar agreement) for any alternative financing, the “Debt Commitment Letter”) pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to provide or cause to be provided debt financing as described therein (such financing, and/or the debt securities contemplated to be issued in an offering or exchange in lieu thereof, the “Debt Financing”). The Debt Commitment Letter is a legal, valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity. As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been amended or modified or withdrawn, terminated or rescinded in any respect and there is no default or breach existing (or which with notice or lapse of time or otherwise may exist) thereunder. The aggregate net proceeds contemplated by the Debt Commitment Letter, together with other immediately available cash resources of Buyer, will in the aggregate be sufficient for Buyer to satisfy the obligation to pay the Aggregate Purchase Price and all other amounts that Buyer is required to pay pursuant to this Agreement and all expenses incurred by Buyer in connection with the transactions contemplated by this Agreement. Except for a customary fee letter, a copy of which has been provided to the Parent with only the amount of fees, “pricing flex” and other economic terms therein redacted, and a customary fee credit letter and a customary engagement letter, (i) the obligations of the Debt Financing Sources to fund the commitments under the Debt Commitment Letter are not subject to any conditions precedent or other contingencies except as set forth in the Debt Commitment Letter, and (ii) there are no side agreements or other arrangements, commitments or understanding except as explicitly set forth in the Debt Commitment Letter, and there are no side agreements, commitments or other arrangements or understandings with respect to the Debt Financing. Buyer and its Affiliates have no knowledge of any facts or circumstances that, assuming satisfaction of the conditions set forth in Article 6, would be reasonably likely to result in (a) the conditions precedent set forth in the Debt Commitment Letter not being satisfied or (b) the funding contemplated by the Debt Commitment Letter not being made available to Buyer in order to consummate the transactions contemplated by this Agreement at the Closing. Buyer has paid any and all commitment and other fees that are due and payable on or prior to the date of this Agreement in connection with the Debt Commitment Letter.

(g) Fees. Except as set forth in Section 3.2(g) of the Disclosure Schedule, neither Buyer nor any of its Subsidiaries or Affiliates has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions contemplated by this Agreement.

3.3 No Other Representations or Warranties. Buyer acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated Persons. Except for the representations and warranties set forth in Section 3.1, in the certificate delivered pursuant to Section 6.1 and Section 6.2, and in the Escrow Agreement, (a) Buyer acknowledges that none of the Company, its Subsidiaries, Parent or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, Parent or any other matter, and (b) Buyer further agrees that none of the Company, its Subsidiaries, Parent or any other Person shall have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information, including any information, document or material made available or provided to Buyer in certain “data rooms,” management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated by this Agreement. Buyer acknowledges that the burden to conduct an investigation of the Company, its Subsidiaries and Parent lies solely with Buyer and that Buyer bears the risk that any information, document or material made available or provided to Buyer in the course of its investigation is inaccurate or incomplete, except to the extent otherwise expressly set forth in this Agreement. Except with respect to the representations and warranties set forth in Section 3.1, Buyer is acquiring the Units, and the assets of the Company and its Subsidiaries that are being transferred to Buyer upon the acquisition by Buyer of the Units, AS IS, WHERE IS. EXCEPT TO THE EXTENT OTHERWISE PROVIDED IN THIS AGREEMENT, THE COMPANY, ITS SUBSIDIARIES AND PARENT DISCLAIM ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

Without limitation, in connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received from or on behalf of Parent or its Affiliates certain estimates, projections and other forecasts and plans, including certain projected statements of operating revenues and income and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans) and that Buyer shall have no claim against the Company, its Subsidiaries, Parent or any Person acting on behalf of the Company, its Subsidiaries or Parent with respect thereto. None of the Company, its Subsidiaries, Parent or any Person acting on behalf of the Company, its Subsidiaries or Parent makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections, forecasts and plans).

NO LIMITATION IN THIS SECTION 3.3 SHALL APPLY TO ANY LOSS WITH RESPECT TO, AS A RESULT OF OR INVOLVING, FRAUD OR WILLFUL OR INTENTIONAL MISREPRESENTATION OR MISCONDUCT ON THE PART OF PARENT, THE COMPANY OR ANY OF ITS SUBSIDIARIES.

4. COVENANTS PRIOR TO CLOSING

4.1 Pre-Closing Access to Information; Confidentiality; Interim Financial Information.

(a) Except for information that, if provided, would adversely affect the ability of Parent or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar legal privilege, for information relating to communications regarding the divesture of the Company or any of its Subsidiaries (including information relating to the identity of other Persons expressing an interest in acquiring the Company or any of its Subsidiaries and the terms of all such proposals) and for information that, in the reasonable opinion of Parent’s legal counsel, would be reasonably expected to result in a violation of any Law or Order or any Contract executed prior to the date of this Agreement (provided that Parent shall use commercially reasonable efforts to obtain a waiver of any such legal impediment), Parent, during the period commencing on the date of this Agreement and ending on the Closing Date, shall furnish or cause to be furnished to Buyer and its Representatives (including the Debt Financing Sources and their Representatives), at reasonable times and upon reasonable notice, (a) access, during normal business hours, to the facilities currently owned or leased by the Company or any of its Subsidiaries as Buyer reasonably requests with due regard to minimizing disruption of the conduct of their respective businesses and (b) such access to the books, records and other information of the Company and its Subsidiaries as Buyer reasonably requests, and (c) reasonable access, supervised by a designated officer of Parent or member of the Group, during normal business hours, to the officers, employees, advisors, agents, consultants, attorneys, accountants and other Representatives of the Company as Buyer requests upon reasonable advance notification.

(b) Prior to Closing, none of Buyer, any Affiliate of Buyer or any Representative of any of the foregoing shall, directly or indirectly, contact or communicate with any customers, suppliers or lessors of the Company or any of its Subsidiaries or any other third party that has business dealings with the Company or any of its Subsidiaries with respect to the transactions contemplated by this Agreement or perform, or cause to be performed, any invasive or subsurface investigation of the properties and facilities of the Company or any of its Subsidiaries, except with the express prior written consent of Parent in each instance (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise permitted by the terms of this Agreement (including Section 5.6(a) hereof).

(c) Prior to Closing, Buyer shall treat all information obtained from or on behalf of Parent or any of its Affiliates as “Evaluation Material” under the Confidentiality Agreement, dated June 18, 2014, between the Company and Constellium N.V. (the “Confidentiality Agreement”), and Buyer shall continue to honor, and cause its Representatives to honor, the obligations thereunder, except Buyer may publicly disclose information of a type customarily disclosed in connection with debt financings in connection with the marketing of the Debt Financing contemplated hereby.

(d) Effective as of date of this Agreement, the Confidentiality Agreement is hereby amended to (i) eliminate any requirement for Buyer or any of its Affiliates to obtain the consent of Parent, the Company or their Affiliates in order to disclose Evaluation Material (as defined in the Confidentiality Agreement) to Buyer’s Representatives, financing sources or insurance providers, and (ii) delete the requirements in Sections 4 and 6 of the Confidentiality Agreement. At the Closing, the Confidentiality Agreement shall terminate in its entirety. Parent shall prepare and provide to Buyer, for any fiscal periods occurring after the fiscal quarter ending on June 30, 2014, (i) unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive loss, cash flows and members’ deficit income of Wise Metals Group for each fiscal quarter (the “Quarterly Supplemental Financial Information”), (ii) an audited consolidated balance sheet and related audited statements of operations, comprehensive loss, cash flows and members’ deficit income of Wise Metals Group for each fiscal year (the “Annual Supplemental Financial Information,” and together with the Quarterly Supplemental Financial Information, the “Supplemental Financial Information”), (iii) monthly unaudited internal management financial reports for the Group and any quarterly and annual information currently required to be provided to holders of the Company Notes prepared in the ordinary course of business (“Interim Financial Reports”) and (iv) a Reconciliation Statement in respect of each Supplemental Financial Information and Interim Financial Report. Such reports and information shall be delivered by Parent to Buyer as soon as reasonably practicable and in any event within thirty (30) days of the relevant period end in connection with monthly Interim Financial Reports and related Reconciliation Statements, within forty-five (45) days of the relevant period end in connection with quarterly Interim Financial Reports and the Quarterly Supplemental Financial Information and related Reconciliation Statements (other than any fiscal fourth quarter) and within ninety (90) days of the relevant period end in connection with annual Interim Financial Reports, the Annual Supplemental Financial Information and related Reconciliation Statements.

4.2 Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, except as required by this Agreement, for actions taken by the Company or any of its Subsidiaries of the type set forth in Schedule 4.2 or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or required by applicable Law, Parent shall cause the Company and its Subsidiaries to comply with the following:

(a) the Company shall, and shall cause its Subsidiaries to, operate their respective businesses in the ordinary course, on a basis consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact their existing assets, business organizations and operations and preserve their relationships, in all material respects, with customers, suppliers, distributors, licensors, licensees, lessors and others having business dealings with it;

(b) the Company shall not, and shall cause its Subsidiaries not to, (i) grant any increase in the base salaries or wages payable or bonus opportunities or employee benefits provided to any Current Employees or current directors or individual independent contractors, except for annual base salary or wage increases for Current Employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice or as required under contractual arrangements in effect as of the date of this Agreement, that do not exceed, with respect to any individual, three percent (3%) of such individual’s base salary or wage rate in effect as of the date hereof, (ii) enter into any employment, severance, retention or change in control agreement with any of its Current Employees or current directors or individual independent contractors, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, except for amendments to Company Benefit Plans in the ordinary course of business, consistent with past practice, that do not increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its Current Employees or current directors or individual independent contractors, (v) terminate the employment of any Current Employee of the Company having total annual compensation in excess of $150,000 or any Senior Manager, other than for cause, or (vi) hire any employee or individual independent contractor having total annual compensation in excess of $150,000, in the case of each of clause (i) to (vi), except as required by applicable Law or under any Company Benefit Plan in effect as of the date of this Agreement;

(c) the Company shall not, and shall cause its Subsidiaries not to, issue or authorize the issuance of, or agree to issue, any of their respective membership interests or other equity securities;

(d) the Company shall not, and shall cause its Subsidiaries not to, amend any of their respective charter or other organizational documents;

(e) the Company shall not, and shall cause its Subsidiaries not to, purchase or redeem any of its outstanding membership interests, adjust, split, combine or reclassify any of its outstanding membership interests or make any other changes in its capital structure;

(f) the Company shall not declare or make any in-kind distribution with respect to any of the Units;

(g) the Company shall not, and shall cause its Subsidiaries not to, sell, lease, license, assign, encumber or otherwise transfer or dispose of any of its material assets, except in the ordinary course of business consistent with past practice;

(h) the Company shall not, and shall cause its Subsidiaries not to, waive in writing any material right of the Company or any of its Subsidiaries, including any material write-off or compromise of accounts receivable, except in the ordinary course of business consistent with past practice;

(i) the Company shall not, and shall cause its Subsidiaries not to, enter into, amend in any material respect or terminate, release, waive any rights under, or assign any rights under, any Material Contract (or Contract that, if in existence on the date of this Agreement, would constitute a Material Contract), except in the ordinary course of business consistent with past practice;

(j) the Company shall not, and shall cause its Subsidiaries not to, enter into or make any capital expenditures, except capital expenditures that (x) are reflected in the Capital Expenditure Budget and (y) are sustaining capital expenditures made in the ordinary course of business or are made pursuant to Project Realize; provided, however, that with respect to the foregoing subclause (x), the Company and its Subsidiaries may enter into or make capital expenditures which in the aggregate do not exceed the aggregate amount of the Capital Expenditure Budget (with the amount contemplated by the Capital Expenditures Budget for any partial pre-Closing quarterly period being determined by pro rating such amount to reflect the number of days in such quarterly period) by more than $2,000,000;

(k) the Company shall not, and shall cause its Subsidiaries not to, acquire the equity securities, or substantially all of the assets, of any entity (whether directly or indirectly and whether by merger, acquisition of equity securities or assets, reorganization, recapitalization or otherwise);

(l) the Company shall not, and shall cause its Subsidiaries not to, purchase any real property;

(m) the Company shall not, and shall cause its Subsidiaries not to, make any material change in their respective accounting methods, except as required by GAAP;

(n) the Company shall not, and shall cause its Subsidiaries not to, (i) make, rescind or change any entity classification election pursuant to Treasury Regulation Section 301.7701-2 or other Tax election, waive any restriction on any assessment period relating to Taxes or settle any material dispute or other Tax proceeding regarding any material Tax liability or refund, amend any material Tax Return or file a material claim for refund of Taxes or file any material Tax Return in a manner not consistent with past practice, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or (ii) make any material change in their respective accounting methods for Tax purposes, including transfer pricing policies;

(o) enter into any Affiliate Transactions;

(p) the Company shall not, and shall cause its Subsidiaries not to, incur, create, refinance, replace, cancel, prepay, guarantee, or assume any Indebtedness (including guarantees) in an aggregate amount in excess of $10,000,000 individually or $25,000,000 in the aggregate or enter into any hedging, swap or similar arrangements outside of the ordinary course of business; provided, however, that the Company may refinance or increase its asset based line of credit to provide adequate working capital for its operations;

(q) the Company shall not, and shall cause its Subsidiaries not to, make any loans, advances, capital contributions or commitments to or investments in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(r) the Company shall, and shall cause its Subsidiaries to, manage payables, receivables or working capital in the ordinary course of business consistent with past practice;

(s) the Company shall not, and shall cause its Subsidiaries not to, cancel, compromise or settle any material Action, except (i) in the ordinary course of business consistent with past practice or (ii) where the amount paid in settlement or compromise is less than $500,000 individually or $5,000,000 in the aggregate;

(t) the Company shall not, and shall cause its Subsidiaries not to, adopt a new plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation, recapitalization or other reorganization; and

(u) the Company shall not, and shall cause its Subsidiaries not to, authorize or approve, or enter into a legally binding commitment to, do any of the foregoing.

4.3 Cooperation; Best Efforts.

(a) Further Actions. Prior to the Closing, each Party shall cooperate with and assist the other Party, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain, or cause to be obtained and maintained, all approvals, consents, registrations, permits, authorizations and other confirmations required from any Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that except as otherwise provided in Section 4.3(b) or Section 5.7, such assistance and efforts shall not include any requirement of Parent or any of its respective Affiliates to expend any money (other than expenses incurred in the ordinary course of business), incur any liability, commence any litigation, arbitration or similar proceeding or offer or grant any accommodation (financial or otherwise) to any Person. Except as specifically contemplated by this Agreement, no Party shall willfully take any action or willfully omit to take any action for the purpose of preventing the satisfaction of the conditions set forth in Article 6 or Article 7 or materially delaying satisfaction of any such conditions.

(b) Certain Filings. In furtherance and not in limitation of Section 4.3(a), each Party shall (i) make, or cause to be made, all appropriate filings under all applicable Regulatory Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (which filings shall be made in any event within 10 business days of the date of this Agreement) , (ii) request early termination of waiting periods under all applicable Regulatory Laws and (iii) substantially comply at the earliest practicable date with any request under all applicable Regulatory Laws for additional information, documents or other materials that is received by such Party or any of its Affiliates from any Governmental Entity in respect of such filings or such transactions. Buyer shall pay the cost of all filing fees in connection with the filings and notices described in this Section 4.3(b).

(c) Certain Actions. Subject to Section 4.3(a), Buyer and Parent shall each use its respective reasonable best efforts to take, and cause its Affiliates to take, all actions necessary, proper, or advisable to obtain any required approvals of any Governmental Entity under all applicable Regulatory Laws with respect to the transactions contemplated by this Agreement, to cause any applicable waiting periods or review periods under all applicable Regulatory Laws to terminate or expire at the earliest possible date (and in any event within the first phase of review), to avoid the filing of any suit or proceeding by any Governmental Entity seeking to enjoin the consummation of the transactions contemplated by this Agreement, to avoid the entry, or to effect the dissolution, of any injunction or temporary restraining or other Order in any litigation, arbitration or other proceeding that would have the effect of restraining, preventing or delaying the consummation of the transactions contemplated by this Agreement and to demonstrate in good faith, at its own cost and expense, that the transactions contemplated by this Agreement mandate approval under Regulatory Laws and other Laws, in each case, to expedite consummation of the transactions contemplated by this Agreement to permit the Closing to occur as soon as possible, including the following actions: (i) propose, negotiate, consent to, offer to undertake, commit to and effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition (including by licensing any intellectual property) of any assets of the Company and its Subsidiaries; (ii) terminate any existing relationships and contractual rights and obligations of the Company and its Subsidiaries; (iii) otherwise offer to take, commit to take or take any action that it is capable of taking that limits its freedom of action with respect to, or its ability to retain, any of the assets of the Company and its Subsidiaries; and (iv) take promptly, in the event that any permanent or preliminary injunction or other Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by subclauses (i), (ii) and (iii) of this Section 4.3(c)) necessary to vacate, modify or suspend such injunction or other Order, in each case of subclauses (i), (ii), (iii) and (iv), to allow the Closing to occur as soon as possible; provided that, notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of Buyer or its Subsidiaries; provided further, that notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to (and the Group shall not) become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of the Company or its Subsidiaries that would comprise assets of the Group to which revenue of more than $50 million was attributable in fiscal year 2013. Any proposing, negotiating, committing to and effecting any divesture, sale, disposition, hold separate, or limitation on freedom of action with regard to any aspect of the Company or any of its Subsidiaries that is part of the proposed acquisition by Buyer under this Agreement shall be subject to the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, no action taken by Buyer and its Affiliates pursuant to this Section 4.3 shall entitle Buyer to any reduction of the Aggregate Purchase Price.

(d) Cooperation. Each of Buyer and Parent shall, and shall cause its respective Affiliates to: (i) cooperate with the other Party with respect to any filing, investigation, inquiry or action in connection with the transactions contemplated by this Agreement; (ii) permit the other Party to review (and consider in good faith the views of the other Party in connection with) any documents before submitting such documents to any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) give the other Party prior notice of any meetings or conversations with any Governmental Entity in connection with the transactions contemplated by this Agreement and the opportunity to attend or participate to the extent not prohibited by the Governmental Entity; and (iv) promptly provide the other Party with copies of all filings, notices and other written communications (and a summary of any oral communications) submitted or made by any Party or its Affiliates to any Governmental Entity or received from any Governmental Entity in connection with the transactions contemplated by this Agreement. With regard to any sharing of information between the Parties contemplated under Section 4.3, (A) any disclosure of information shall been done in a manner consistent with applicable Law, (B) information may be withheld as necessary to address reasonable attorney-client privilege concerns or as necessary to comply with restrictions set forth in Contracts, (C) either Party may, as it deems advisable or necessary, reasonably designate any confidential or competitively sensitive information as for “outside counsel only,” and (D) the Parties may redact any information regarding Aggregate Purchase Price and alternative mergers or acquisitions considered, including any rationale for the transactions contemplated hereby or any such alternative mergers or acquisitions related to valuation or pricing.

4.4 Notification.

(a) Litigation. Prior to the Closing, Parent shall promptly notify Buyer (in writing after Parent has knowledge thereof), and Buyer shall promptly notify Parent (in writing after Buyer has knowledge thereof), and keep such other Party advised, as to any litigation, arbitration or similar proceeding pending or threatened against such Party or any of its Affiliates that challenges the transactions contemplated by this Agreement.

(b) Error or Omission. Prior to the Closing, each Party shall promptly notify the other Party in writing if it obtains knowledge that any representation or warranty of the other party set forth in this Agreement is not true and correct or if it obtains knowledge of any errors in, or omissions from, the Disclosure Schedule or of any condition or circumstance that could excuse Buyer or Parent from timely performance of its obligations hereunder or give rise to a claim by Buyer or Parent hereunder, provided that any failure to provide notice shall not affect the rights or obligations of any Party has under this Agreement. Buyer’s rights under this Agreement shall not be affected or deemed waived by reason of the fact that Buyer or any of its Representatives knew or should have known that any representation or warranty is, was or might be inaccurate.

4.5 Cash and Cash Equivalents. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that the Company and its Subsidiaries have distributed, and prior to the Closing may distribute, cash and cash equivalents to Parent, and Buyer shall not have any claim against Parent in respect of any such distributions.

4.6 Intercompany Accounts. At or prior to the Closing, Parent shall cause all intercompany accounts involving Parent or any Parent Affiliated Person and the Company or any of its Subsidiaries to be settled; provided, however, that Parent shall have no obligation to settle those intercompany accounts solely between or among the Company and its Subsidiaries.

5. ADDITIONAL COVENANTS

5.1 Employee Matters.

(a) Continuation of Employee Benefits. Buyer acknowledges that, after the Closing, the Company and its Subsidiaries shall maintain, and be responsible for, all benefit or other obligations arising under or in connection with the Company Benefit Plans. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or shall cause the Company and its Subsidiaries to, provide the Current Employees, at a minimum, with base salary or wage levels, annual bonus opportunities and benefit plans, programs and arrangements that are substantially equivalent to those that the Company and the Subsidiaries of the Company provide for the benefit of the Current Employees as of the Closing.

(b) Service Credit. At the Closing, Buyer shall cause (i) all Current Employees who are eligible to participate in the Company Benefit Plans to continue to be eligible to participate in such plans and (ii) all Current Employees to be eligible to participate in such other employee benefit plans (including employee benefit plans within the meaning of Section 3.3 of ERISA), programs, policies, fringe benefits or arrangements that Buyer, the Company or the Subsidiaries of the Company provide for the benefit of Current Employees pursuant to the terms thereof. Buyer shall, or shall cause the Company and its Subsidiaries to, recognize all service credited under a Company Benefit Plan through the Closing for purposes of vesting and entitlement to benefits and level of benefits under any similar benefit plan, program or arrangement provided for the benefit of the Current Employees or Former Employees after the Closing, except (A) for purposes of benefit accrual under any defined benefit pension plan or (B) to the extent such service credit would result in a duplication of benefits for the same period of service. Buyer shall use commercially reasonable efforts to cause all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements and other conditions under any group health and welfare plans to be waived with respect to Current Employees and their respective eligible dependents. Buyer shall provide Current Employees and their respective eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made during the plan year in which the Closing Date occurs for the purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any benefit plan, program or arrangement provided for the benefit of the Current Employees and their respective eligible dependents on and after the Closing Date with respect to the same plan year.

(c) COBRA. For the avoidance of doubt, Buyer shall be responsible for offering or providing coverage (or shall cause the Company and its Subsidiaries to satisfy any obligation to offer or provide coverage) under the Consolidated Omnibus Budget Reconciliation Act, or applicable state insurance continuation law, with respect to Current Employees and Former Employees (including Former Employees whose “qualifying event” occurred prior to the Closing).

(d) No Third-Party Beneficiaries, Etc. The parties hereto acknowledge and agree that all provisions contained in this Section 5.1 are included for the sole benefit of the parties hereto, and that nothing in this Section 5.1, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other Person, including any Current Employees or Former Employees or any dependent or beneficiary thereof, or (B) to continued employment with Buyer or any of its Subsidiaries, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or employee benefit plan maintained by Buyer or its Subsidiaries, or (iii) shall limit the right of Buyer or its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan or employee benefit plan maintained by Buyer or its Subsidiaries.

5.2 Post-Closing Access to Information; Cooperation.

(a) Access to Information. For a period of five (5) years after the Closing, each Party shall afford the other Party and its counsel, accountants and other Representatives, during normal business hours and upon reasonable prior notice, reasonable access to the books, records and other information in such Party’s possession or control relating to the assets, liabilities or operations of the Company and its Subsidiaries with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, for a period of five (5) years after the Closing, each Party shall make available to the other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other information relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other information until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, each Party agrees, for a period of six years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other information described in this Section 5.2(a) until the expiration of the statute of limitations of the taxable periods to which such books, records or other information relate (without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax Periods), without first offering in writing to surrender such books, records and other information to the other Party, which other Party shall have ten days after such offer to agree in writing to take possession thereof. For the avoidance of doubt, after the Closing, books, records and other information in the possession or control of the Company or any of its Subsidiaries shall be deemed in Buyer’s possession or control for purposes of this Section 5.2(a).

(b) Cooperation. After the Closing, each Party shall cooperate, as and to the extent reasonably requested by the other Party, in connection with (i) the filing of Tax Returns for all periods prior to or including the Closing Date and (ii) any litigation, arbitration or similar proceeding brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to the Company’s business, Liabilities or assets prior to the Closing. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant books, records, information and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter, executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all reasonable out-of-pocket costs directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party.

5.3 Directors, Officers and Employees.

(a) Cooperation. For a period of six (6) years after the Closing, Buyer shall cooperate and use its reasonable best efforts to respond to and defend against any actual or threatened claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, in which any Person who is now, or who at any time prior to the date of this Agreement was, or who prior to the Closing becomes, a director or officer of the Company, any of its Subsidiaries or any other entity that the Company or any of its Subsidiaries owned an equity security (including in his or her role as a fiduciary of employee benefit plans) (collectively, the “Indemnified Agents”) is, or is threatened to be, made a party or witness, in whole or in part, as a result of or relating to (i) the fact that at any time prior to the Closing he or she is or was a director or officer of the Company, any of its Subsidiaries, any other entity that the Company or any of its Subsidiaries owned an equity security or any predecessor of any of the foregoing (including in his or her role as a fiduciary of employee benefit plans) or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Closing, except in each case of the foregoing subclauses (i) and (ii), other than to the extent that any of the foregoing arises from the Indemnified Agent’s bad faith, willful misconduct, gross negligence or breach of this Agreement (collectively, the “Indemnified Agent Claims”).

(b) Indemnification. For a period of six (6) years after the Closing, Buyer shall (i) indemnify and hold harmless, to the fullest extent permitted by Law, each Indemnified Agent from and against all losses, claims, damages and liabilities, joint or several, to which such Indemnified Agent may become subject under any applicable Law or otherwise and relating to, arising out of or in connection with any Indemnified Agent Claim and (ii) reimburse each Indemnified Agent for all reasonable expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with any Indemnified Agent Claim.

(c) Insurance. Prior to the Closing, Buyer shall obtain and pay for a so-called “tail” or extended reporting period insurance policy providing for Side A coverage for the current directors and officers of the Company and its Subsidiaries who are covered by the current directors’ and officers’ liability insurance policy of Parent. Such coverage shall provide for an extended reporting period for reporting claims thereunder of six years from and after the Closing and provide benefits and levels of coverage on terms and conditions (in both amount and scope) providing substantially equivalent benefits in the aggregate as the current directors’ and officers’ liability insurance policy of Parent with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement and the transactions contemplated hereby). Notwithstanding the foregoing, if such insurance coverage can only be obtained at an annual premium in excess of 300% of the annual premium of such current policy, Buyer shall only be obligated to obtain one or more policies with the greatest coverage available for an aggregate premium equal to 300% of such current annual premium.

(d) Successors and Assigns. If Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 5.3.

(e) Third Party Beneficiaries. The provisions of this Section 5.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Agent and his or her heirs and Representatives and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Agent may be entitled to, or hereafter acquire, under any Law, Contract, charter document or otherwise.

5.4 Nondisclosure. From and after the Closing Date, Parent shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly disclose to any Person, other than Buyer and its Affiliates, any information concerning the business and affairs of the Company that is not already generally available to the public or that does not become generally available after the date of this Agreement, in each case without any violation by Parent of its obligations hereunder, and from and after the date hereof, Parent shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly disclose to any Person, any information concerning the business and affairs of Buyer and its Affiliates that is not already generally available to the public or that does not become generally available after the date of this Agreement, in each case without any violation by Parent of its obligations hereunder (the “Confidential Information”). In the event that Parent or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Parent or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal; provided that such party shall use its reasonable best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

5.5 Representative.

(a) At the Closing, Silver Knot, LLC shall be constituted and appointed as the Representative. For purposes of this Agreement, the term “Representative” shall mean the representative, true and lawful agent, proxy and attorney in fact of Parent for all purposes of this Agreement and the Escrow Agreement, with full power and authority on Parent’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay Parent’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to Parent and to holdback from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the Units and execution of such further instruments as Buyer shall reasonably request, (v) to execute and deliver on behalf of Parent all documents contemplated herein and any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of Parent in connection herewith, (vii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding any adjustment pursuant to Section 2.4, (viii) to waive any condition to the obligation of Parent to consummate the transactions contemplated herein, (ix) to give and receive notices on behalf of Parent and (x) to do each and every act and exercise any and all rights which Parent is permitted or required to do or exercise under this Agreement. Parent, by executing this Agreement, irrevocably grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as Parent might or could do itself. Parent agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the liquidation, winding up and dissolution of Parent.

(b) All decisions, actions, consents and instructions of the Representative shall be final and binding upon Parent and Parent shall not have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. Neither the Representative nor any agent employed by the Representative shall incur any liability to Parent relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of Parent, except in respect of amounts actually received on behalf of Parent. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) Parent shall cooperate with the Representative and any accountants, attorneys or other agents whom the Representative may retain to assist in carrying out Representative’s duties hereunder. Parent shall reimburse the Representative for all costs and expenses, including professional fees, incurred.

(d) In the event that the Representative becomes unable to perform the Representative’s responsibilities or resigns from such position, Parent, or if Parent has been previously dissolved or liquidated the members of Parent holding, prior to such dissolution or liquidation, a majority of the issued and outstanding membership interests of Parent, shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Representative.

(e) Upon the Closing, Parent shall deliver to the Representative an amount to be determined by the Representative, at its reasonable discretion (the “Representative’s Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Any balance of the Representative’s Expense Fund not incurred for such purposes shall be returned to Parent, or if Parent has been dissolved or liquidated, to the members of Parent in accordance with their respective ownership of the issued and outstanding membership interests of Parent at the time of such liquidation or dissolution.

5.6 Other Tax Covenants.

(a) From and after the Closing, the Buyer Indemnitees shall be entitled to indemnification from Parent, and Parent shall indemnify, defend and hold harmless each of the Buyer Indemnitees, for all Excluded Taxes (limited in the case of Taxes of the Company and its Subsidiaries to the Indemnification Escrow Deposit).

(b) During the period from the date hereof and continuing through the Closing, without the prior written consent of Buyer, Parent shall not, to the extent it may affect, or relate to, the Company or any of its Subsidiaries, for a Post-Closing Tax Period, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction other than as is consistent with past practice. Except with the prior written consent of Parent, Buyer shall not and shall procure that the Company and its Subsidiaries shall not file or cause to be filed any amended Tax Return for any Pre-Closing Tax Period to the extent it may affect, or relate to, the Company or any of its Subsidiaries, for a Pre-Closing Tax Period and materially adversely affect the Parent.

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required by applicable Law to be filed by or with respect to the Company and its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period (including any Straddle Period); provided that for the avoidance of doubt Parent shall prepare any federal or state income Tax Return required by applicable Law to be filed by or with respect to the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period (other than a Straddle Period). Any such Tax Return shall be prepared in a manner consistent with past practice (unless such past practice is not in accordance with Law) and a copy thereof submitted by the preparing Party to the other Party for its review and comment at least 30 days prior to the due date (including extensions) of such Tax Return; provided that, if the income Tax Returns prepared for review include any business operations and activities of Parent or Buyer, as applicable, other than with respect to the Company or its Subsidiaries, they shall be prepared on a pro-forma basis that shall only include the business operations and activities of the Company and its Subsidiaries, with a copy of the actual Tax Returns to be provided by the preparing Party to the other Party at least ten (10) days prior to the due date (including extensions) of such Tax Returns. The preparing Party shall consider in good faith any comments, but shall not be required to make any changes unless such changes are necessary to cause such Tax Returns to be consistent with the past practices of the Company and its Subsidiaries or Parent with respect to the Company and its Subsidiaries. The Representative and Parent shall cause to be paid to Buyer any Excluded Taxes relating to any Tax Return described in this Section 5.6(c) that is required to be filed by Buyer or the Company no later than two (2) Business Days prior to the due date for filing such Tax Return. None of the Parties shall take any position on any Tax Return that is inconsistent with the treatment described in Section 3.1(t)(vii), except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or otherwise by applicable Law.

(d) The Parties hereby agree and acknowledge that for all income Tax purposes (i) the sale of Units shall be treated as the sale and purchase of the assets of the Company and its Subsidiaries (other than the assets of the Corporate Subsidiaries) and (ii) any indemnity payment made under this Agreement and any payment made pursuant to Section 2.3(f) shall be treated as an adjustment to the Aggregate Purchase Price, and none of the Parties shall take any position inconsistent with such treatment on any Tax Return or for any other Tax purposes.

(e) The Membership Interest Value (and the Total Indebtedness Amounts, any other assumed liabilities and any other relevant items for Tax purposes), as adjusted pursuant to Section 2.4, shall be allocated among the respective assets of the Company and its Subsidiaries in accordance with Code Section 1060 and the regulations thereunder and consistent with their fair market values, which allocation shall reflect and be consistent with Schedule 5.6 (the “Allocation”). The parties acknowledge and agree that no portion of the Membership Interest Value shall be allocated to the covenants not to compete set forth in Section 5.10 or similar arrangements as defined in Code Section 197(d)(1)(E). No later than sixty (60) days prior to the earlier of the due date for filing the U.S. federal income tax returns of Parent or Buyer or, if applicable, Buyer’s designated subsidiary pursuant to Section 1 (or if Buyer or such designated subsidiary is a member of a group filing a consolidated Tax Return for U.S. federal income tax purposes, the parent of such group), Buyer shall deliver to Parent a draft of the Allocation, which shall reflect and be consistent with principles set forth in this Section 5.6 and in Schedule 5.6 for Parent’s review and approval. In the event of any dispute regarding the Allocation, the dispute resolution principles of Section 2.4(c) shall apply. Each of the Parties agrees to (a) be bound by such allocation (as prepared by Buyer or as determined pursuant to the dispute resolution principles of Section 2.4(c), the “Final Allocation”), (b) act in accordance with the Final Allocation in the preparation and filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (c) take no position, and cause their Affiliates to take no position, inconsistent with such Final Allocation for income Tax purposes.

(f) In the event that any of the Company or its Subsidiaries receives any refund of Taxes (whether by direct receipt of money or the application of such refund as a payment in actual reduction of Taxes otherwise then owed in cash for a Post-Closing Tax Period) for a Pre-Closing Tax Period to the extent (i) paid by the Company or any of its Subsidiaries prior to the Closing or paid or indemnified by Parent or (ii) attributable, or resulting from, any carryforward of net operating losses or other losses, credits or other Tax attributes arising in a Pre-Closing Tax Period to another Pre-Closing Tax Period or, in the case of a refund of Taxes for a Straddle Period, the use of the amount of any such net operating losses, other losses, credits or other Tax attributes in a Pre-Closing Tax Period as determined pursuant to the methodologies set forth in Section 5.6(g) (in each case, other than (x) a refund attributable to, or resulting from, any carryback of net operating losses or other losses, credits or other Tax attributes arising in a Post-Closing Tax Period or, in the case of a refund of Taxes for a Straddle Period, the use of the amount of any such net operating losses, other losses, credits or other Tax attributes in a Post-Closing Tax Period as determined pursuant to the methodologies set forth in Section 5.6(g) and (y) any refund reflected in the Target Net Working Capital or the Closing Date Net Working Capital), Buyer shall promptly pay an amount equal to such refund to Parent, less any out-of-pocket reasonable costs or any Taxes incurred by Buyer or the Company or any of its Subsidiaries as the result of the receipt of such Tax refund. The net amount due to Parent shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit). The amount of any other refund or Tax Benefit of the Company and any of its Subsidiaries shall be for the account of Buyer.

(g) In the case of Taxes of the Company or any of its Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes that are treated as taxes of the Company or such Subsidiaries for a Pre-Closing Tax Period for purposes of this Agreement shall be:

(i) in the case of Taxes based upon, or related to, income, receipts, sales, or payroll, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(h) After the date hereof, neither Parent nor the Representative shall file, or cause or permit to be filed, any entity classification elections pursuant to Treasury Regulations Section 301.7701-3(c) with respect to the Company or any of its Subsidiaries.

(i) Any Tax sharing agreement between Parent or any of its Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(j) Notwithstanding anything to the contrary in this Agreement, (i) claims for indemnification with respect to Taxes shall be governed exclusively by this Section 5.6 and Sections 9.1, 9.5(d)(i), 9.5(d)(iii) and 9.5(d)(iv), and (ii) the provisions of Article 9 (other than Sections 9.1, 9.5(d)(i), 9.5(d)(iii)) and 9.5(d)(iv)) shall not apply.

(k) Buyer shall have the right to control any Tax Proceeding in respect of the Company or any of its Subsidiaries; provided, that in the case of any such Tax Proceeding that is with respect to a taxable period ending on or before the Closing Date or, to the extent related to any Excluded Taxes for which Parent is reasonably expected to indemnify Buyer pursuant to this Agreement, the portion of any Straddle Period ending on and including the Closing Date (in each case, other than any such Tax Proceeding if the Indemnity Escrow Deposit at any time during the pendency of such Tax Proceeding (less an amount in cash equal to the sum of any amounts subject to any other outstanding claims made by any Buyer Indemnitees pursuant to Article 9 or Section 5.6 that have not been finally determined in accordance with Article 9 or Section 5.6) are reasonably expected to be insufficient to pay any amount of the Tax claimed by the relevant Governmental Entity to be at issue in the Tax Proceeding), (A) Buyer shall keep the Representative reasonably informed with respect to such Tax Proceeding, (B) Buyer shall consult with the Representative before taking any significant action in connection with such Tax Proceeding, (C) the Representative shall be entitled to participate in such Tax Proceeding, at its own expense, and receive copies of any written materials relating to such Tax Proceeding received from the relevant taxing authority and (D) Buyer shall not enter into a settlement with respect to any such Tax Proceeding without the prior written consent of the Representative (which consent shall not be unreasonably withheld or delayed).

5.7 Financing Cooperation.

(a) The Parent shall, and shall cause its Subsidiaries to, and use reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees, consultants, advisors (including its investment bankers, attorneys, accountants, consultants and financial advisors) (collectively, “Advisors”) to provide to Buyer and its Affiliates such reasonable cooperation in connection with the Debt Financing (which term, for purposes of this Section 5.7, shall include any offerings or financings in lieu thereof) as may be reasonably requested by Buyer and its Affiliates, including, without limitation: (i) as promptly as reasonably practicable, furnishing Buyer’s financing sources and their respective Advisors with the Required Information (and updating the same periodically so it is Compliant); (ii) using reasonable best efforts to furnish, to Buyer and its Affiliates and the Debt Financing Sources, as promptly as reasonably practicable, financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer and its Affiliates and/or the Debt Financing Sources in connection with the Debt Financing, including financial statements and other financial data regarding the Company and its Subsidiaries required by the Debt Commitment Letter, and otherwise reasonably cooperating with the Financing Sources’ due diligence in connection with the Debt Financing; (iii) executing and delivering as of (but not before) the Closing any definitive financing documents or other certificates, consents, or documents as may be reasonably requested by Buyer and its Affiliates; (iv) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer and its Affiliates that are reasonably necessary or customary to permit the consummation of the Debt Financing; and (v) taking such other customary actions as are reasonably requested by Buyer and its Affiliates to facilitate the satisfaction of all conditions precedent to obtaining the Debt Financing set forth in the Debt Commitment Letter to the extent within the control of the Parent and its Subsidiaries; provided that, notwithstanding anything in this Agreement to the contrary, neither the Parent nor any of its Subsidiaries or Advisors shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Debt Financing (or any alternative financing) prior to the Closing. Furthermore, notwithstanding anything in this Agreement to the contrary, nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. Buyer shall indemnify and hold harmless the Parent, its Subsidiaries and their respective Advisors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.6(a) and any information utilized in connection therewith (other than information provided specifically for use in connection with the Debt Financing by or on behalf of the Parent or its Subsidiaries), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Parent or its Subsidiaries or, in each case, their respective Advisors. In addition, Buyer shall, promptly upon request by the Parent or any of its Subsidiaries, reimburse the Parent or any of its Subsidiaries, as the case may be, for all reasonable and documented out-of-pocket costs incurred by the Parent or its Subsidiaries in connection with the cooperation contemplated by this Section 5.6(a).

(b) Buyer or an Affiliate may (i) commence any of the following: (A) one or more offers to purchase any and all of one or more series of the outstanding Company Notes for cash (the “Offers to Purchase”); or (B) one or more offers to exchange any and all of the outstanding Company Notes of one or more series for securities issued by the Buyer (or its Affiliates) (the “Offers to Exchange”), in each case on terms and conditions determined by Buyer in its sole and absolute discretion, provided the consummation of any such transaction shall be conditioned on the Closing and shall be funded using consideration provided by Buyer; and (ii) solicit the consent of the holders of each series of Company Notes regarding certain proposed amendments to the indentures governing such Company Notes as requested by Buyer (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”). Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Buyer in its sole and absolute discretion; provided that, in any event, Buyer, Parent and Company hereby agree that (x) any such Company Note Offers and Consent Solicitations shall comply with applicable law and the terms of any indentures governing the applicable Company Notes, (y) the terms and conditions of any Company Note Offers and Consent Solicitations (other than a Consent Solicitation seeking the elimination, waiver or amendment of the change of control provisions undertaken independently of an Offer to Purchase or Offer to Exchange) shall provide that the closing thereof or the effectiveness of the substantive provisions thereof, as the case may be, shall be contingent upon or not become operative prior to the Closing, and (z) promptly upon expiration of any Consent Solicitation, assuming the requisite consents have been received with respect to such series of Company Notes, the Company shall execute (or cause to be executed) a supplemental indenture to the indentures governing each series of Company Notes reflecting the terms of such Consent Solicitation and shall use commercially reasonable efforts to cause the trustee under each such indenture to enter into such supplemental indenture; provided that (other than a Consent Solicitation seeking the elimination, waiver or amendment of the change of control provisions undertaken independently of an Offer to Purchase or Offer to Exchange) the substantive provisions thereof will not become operative prior to the Closing. Concurrent with the Closing, and in accordance with the terms of any Offer to Purchase or Offer to Exchange, the Parent or Company shall accept for purchase or exchange and purchase or exchange each series of Company Notes properly tendered and not properly withdrawn in any Offer to Purchase or Offer to Exchange using consideration provided by or at the direction of Buyer. Concurrent with the expiration of any Consent Solicitation in which requisite consents have been achieved, and in accordance with the terms of such Consent Solicitation, the Parent or Company shall pay any consent fee to the holder of each Company Note approving the amendments to the indentures contemplated by such Consent Solicitation using consideration provided by or at the direction of Buyer. Buyer hereby covenants and agrees to provide (or cause to be provided) immediately available funds to the Parent or Company for the full payment of the above amounts at the applicable times. At Buyer’s expense, the Parent or Company shall provide all cooperation reasonably requested by Buyer and its Affiliates that is necessary or reasonably required in connection with any Company Note Offers and Consent Solicitations.

5.8 Supply Agreement. Parent shall use its commercially reasonably best efforts to cause, at or prior to the Closing, Wise Recycling, LLC to enter into an agreement with the Company or any Subsidiary of the Company for the supply of scrap aluminum on arm’s-length, customary commercial terms and conditions for a term no shorter than three (3) years.

5.9 Employee Non-Solicitation. For a period of two (2) years following the Closing Date, Representative agrees that Representative and its Affiliates shall not, without the prior written consent of Buyer, directly or indirectly, solicit to employ, engage or hire, or actually employ, engage or hire, any of the senior managers of the Group set forth on Schedule

5.9 (the “Senior Managers”); provided, however, that this Section 5.9 shall not (a) restrict any general advertisement or general search firm engagement, in each case, which is not directed or focused on such Senior Managers, (b) apply with respect to any such Senior Manager who ceases to be employed by the Group, Buyer or any of Buyer’s Subsidiaries at least six (6) months prior to any direct or indirect solicitation by Representative, its Affiliates or their respective Representatives or (c) apply with respect to any such Senior Manager who is terminated by Buyer or any member of the Group following the Closing.

5.10 Non-Competition. For a period of two (2) years following the Closing Date, Representative agrees that Representative and its Affiliates shall not, without the prior written consent of Buyer, directly or indirectly, own (in whole or in part), manage, control or operate (including through a joint venture) any Competing Enterprise; provided, however, that this Section 5.10 shall not prohibit Representative and its Affiliates from acquiring or owning less than five percent (5%) of any class of securities (determined as if all options, warrants and convertible securities held by Representative and its Affiliates were exercised, exchanged or converted) of a Competing Enterprise so long as (a) such securities are publicly traded or registered under the Securities Exchange Act of 1934, (b) Representative and its Affiliates do not have the right to designate a representative to the board of directors, executive committee or other decision-making body of such Competing Enterprise and (c) such holding in such Competing Enterprise is for passive investment purposes.

5.11 Non-Solicitation. Prior to Closing, Parent and Representative shall not, and shall cause Parent, the Group, and their respective Affiliates and Representatives not to, directly or indirectly, (a) take any action intended to solicit, initiate, resume, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal or (b) other than informing Persons of the existence of the provisions contained in this Section 5.11, engage in negotiations or discussions concerning, or enter into any agreement relating to, any Acquisition Proposal.

5.12 NDT Testing. The Parties agree to be bound by the terms and conditions set forth in Exhibit B (including Attachment A thereto).

6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

6.1 Accuracy of Representations and Warranties. The representations and warranties of Parent contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(k)(i), and 3.1(w) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof, and on the Closing Date as though made on and as of the Closing Date, except that any such representations and warranties that speak as of a specific date or time need to be true and correct only as of such date or time. The other representations and warranties of Parent set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) as of the date hereof, and on the Closing Date as though made on and as of the Closing Date, except (a) that any such representations and warranties that speak as of a specific date or time need to be true and correct only as of such date or time, and (b) where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Material Adverse Effect; and an authorized officer of Parent shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing to the best of such officer’s knowledge.

6.2 Performance of Obligations. Parent shall have performed and complied with in all material respects all covenants required by this Agreement to be performed or complied with by Parent prior to the Closing; and an authorized officer of Parent shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing to the best of such officer’s knowledge.

6.3 Delivery of Documents. Parent shall have delivered, or caused to have been delivered, to Buyer the documents described in Section 8.2.

6.4 No Legal Prohibition. No Law or Order shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity of competent jurisdiction that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or preventing the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”).

6.5 Regulatory Approvals. All waiting periods applicable to the transactions contemplated by this Agreement under Regulatory Laws, including the Hart Scott Rodino Act, shall have expired or terminated, and all approvals by, and filings with, Governmental Entities with respect to the transactions contemplated by this Agreement under applicable Regulatory Laws, including the Hart Scott Rodino Act, that are required to be obtained at or prior to Closing, shall have been obtained and made.

6.6 NDT Testing. The NDT Testing shall have been completed and the Remedial Cost Amount shall have been finally determined in accordance with the procedures set forth in Exhibit B (including Attachment A thereto).

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT

Each and every obligation of Parent to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Parent) prior to or at the Closing of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Sections 3.2(a), 3.2(b) and 3.2(g) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof, and on the Closing Date as though made on and as of the Closing Date, except that any such representations and warranties that speak as of a specific date or time need to be true and correct only as of such date or time. The other representations and warranties of Buyer set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) as of the date hereof, and on the Closing Date as though made on and as of the Closing Date, except (a) that any such representations and warranties that speak as of a specific date or time need to be true and correct only as of such date or time, and (b) where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Material Adverse Effect on Buyer’s ability to perform its obligations under, and consummate the transactions contemplated by, this Agreement; and an authorized officer of Buyer shall have delivered to Parent a certificate dated the Closing Date confirming the foregoing to the best of such officer’s knowledge.

7.2 Performance of Obligations. Buyer shall have performed and complied with in all material respects all covenants required by this Agreement to be performed or complied with by Buyer prior to the Closing; and an authorized officer of Buyer shall have delivered to Parent a certificate dated the Closing Date confirming the foregoing to the best of such officer’s knowledge.

7.3 Delivery of Aggregate Purchase Price and Documents. Buyer shall have delivered, or caused to have been delivered, the wire transfers contemplated by Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d) and 2.3(e) and the documents described in Section 8.3.

7.4 No Legal Prohibition. No Closing Legal Impediment shall be in effect on the Closing Date.

7.5 Regulatory Approvals. All waiting periods applicable to the transactions contemplated by this Agreement under Regulatory Laws, including the Hart Scott Rodino Act, shall have expired or terminated, and all approvals by, and filings with, Governmental Entities with respect to the transactions contemplated by this Agreement under applicable Regulatory Laws, including the Hart Scott Rodino Act, that are required to be obtained at or prior to Closing, shall have been obtained and made.

8. CLOSING

8.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Section 10.1, and provided that the conditions set forth in Article 6 and Article 7 are satisfied or waived, the closing with respect to the transactions contemplated by this Agreement (the “Closing”) shall take place at (i) the offices of Winston & Strawn LLP in Chicago, Illinois at 10:00 a.m., local time, on the first calendar day of the month immediately following the month in which the satisfaction or waiver of all of the conditions set forth in Article 6 and Article 7 takes place, other than conditions that, by their nature, can only be satisfied at the Closing, provided that if the first calendar day of such month is fewer than three (3) Business Days after the satisfaction or waiver of conditions in Article 6 and Article 7, then the Closing shall occur on the first calendar day of the following month; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 and Article 7 (other than conditions that, by their nature, can only be satisfied at the Closing), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Buyer on no less than three (3) Business Days’ notice to the Parent and (b) the first calendar day of the month immediately following the month that contains the final day of the Marketing Period (as it may be extended pursuant to the definition of “Marketing Period”) (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article 6 and Article 7 for the Closing as of the date determined pursuant to this proviso), (ii) such other location, time and date as the Parties shall agree in writing. The Parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or its outside counsel) of their release at the Closing. The actual date of the Closing is referred to as the “Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective as of 12:01 a.m. on the Closing Date.

8.2 Items to be Delivered by Parent. At the Closing, Parent shall deliver, or cause to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) the certificates representing all of the Units, with duly executed unit powers for transfer to Buyer, and such other instruments or documents as are reasonably required to vest title in Buyer to all of the Units, free and clear of all Liens;

(b) an escrow agreement in substantially the form attached hereto as Exhibit A, with any changes thereto as may be mutually agreed by Parent and Buyer (the “Escrow Agreement”), executed by Parent and Escrow Agent;

(c) the certificates described in Section 6.1 and Section 6.2, in form and substance reasonably acceptable to Buyer and Parent;

(d) the resignations of all Resigning Persons from their respective capacities with the Company and its Subsidiaries, effective as of the Closing Date;

(e) the payoff letters contemplated by Section 2.3(a) and any necessary UCC termination statements or other releases as may be required to evidence the satisfaction of the Indebtedness Due at Closing;

(f) a certificate of formation of the Company certified as of the most recent practicable date by the Secretary of the State of Delaware, and a certificate of the Secretary of the Company certifying as to the operating agreement of the Company;

(g) a certificate of the Secretary of the State of Delaware as to the good standing of the Company;

(h) a general release, in form and substance reasonably acceptable to Buyer and Parent, pursuant to which the Company and its Subsidiaries release the Resigning Persons and their respective heirs, personal representatives, successors and assigns from all liabilities, obligations and claims relating to any event, occurrence or circumstance occurring prior to the Closing, except with respect to any fraud, bad faith or willful misconduct by any such Resigning Person;

(i) a non-foreign affidavit, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that Parent is not a “foreign person” as defined in Section 1445 of the Code; and

(j) all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer reasonably requests.

8.3 Items to be Delivered by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the wire transfers contemplated by Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d) and 2.3(e) and to Parent the following documents, in each case duly executed or otherwise in proper form:

(a) the Escrow Agreement, executed by Buyer;

(b) evidence of the procurement of the insurance described in Section 5.3(c);

(c) the certificates described in Section 7.1 and Section 7.2, in form and substance reasonably acceptable to Buyer and Parent;

(d) a general release, in form and substance reasonably acceptable to Buyer and Parent, pursuant to which each Resigning Person, on behalf of itself and its heirs, personal representatives, successors and assigns, releases the Company and its Subsidiaries from all liabilities, obligations and claims relating to any event, occurrence or circumstance occurring prior to the Closing, except with respect to (i) any fraud, bad faith or willful misconduct by the Company or its Subsidiaries or (ii) any obligations by the Company or any of its Subsidiaries for defense or indemnification of a Resigning Person pursuant to Section 5.3; and

(e) all other documents, instruments or writings required to be delivered to Parent at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Parent reasonably requests.

9. INDEMNIFICATION

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. For the avoidance of doubt, any claims for indemnification under Section 9.2 or Section 9.3 must be brought on or before the eighteen (18) month anniversary of the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2 Indemnification by Parent. Subject to the other terms and conditions of this Article 9, after the Closing, Parent shall indemnify, defend and reimburse each of Buyer and its Affiliates (including the Company and its Subsidiaries) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any breach of any representation or warranty of Parent contained in this Agreement, as of the date of such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date); or

(b) any breach of any covenant, agreement or obligation to be performed by Parent pursuant to this Agreement.

9.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 9, after the Closing, Buyer shall indemnify, defend and reimburse each of Parent and its Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any breach of any representation or warranty of Buyer contained in this Agreement, as of the date of such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date); or

(b) any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

9.4 Certain Limitations. The indemnification obligations provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a) Parent shall not be liable to the Buyer Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds the amount equal to $4,000,000 (the “Basket”), in which event Parent shall have liability only for the amount of such excess. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.2 shall be limited in the aggregate to the Indemnification Escrow Amount then remaining in the Indemnification Escrow Account at the time of any claim thereunder. With respect to any claim as to which the Buyer Indemnitees may be entitled to indemnification under Section 9.2(a), Parent shall not be liable for any Loss unless it exceeds, individually or together with all Losses resulting from the same or series of related facts, events or circumstances, $50,000.

(b) Buyer shall not be liable to the Parent Indemnitees for indemnification under Section 9.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Basket, in which event Buyer shall have liability only for the amount of such excess. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.3 shall not exceed $30,000,000. With respect to any claim as to which the Parent Indemnitees may be entitled to indemnification under Section 9.3(a), Buyer shall not be liable for any Loss unless it exceeds, individually or together with all Losses resulting from the same or series of related facts, events or circumstances, $50,000.

(c) Notwithstanding the foregoing, the limitations set forth in the first sentence of each of Section 9.4(a) and 9.4(b) this shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1(a), Section 3.1(b), Section 3.1(d), Section 3.1(e), Section 3.1(g), Section 3.1(w), Section 3.2(a) and Section 3.2(g).

(d) For purposes of calculating Losses under Article 9 arising from a breach of representation or warranty hereunder (but not for purposes of determining whether a breach has occurred), any materiality or Material Adverse Effect qualifications contained therein shall be disregarded.

(e) Parent shall not have any liability pursuant to Section 9.2 in respect of any item or any Losses to the extent they have been reflected as a deduction in determining the Membership Interest Value hereunder or as otherwise reflected as a deduction in the calculation of Closing Date Net Working Capital as finally determined pursuant to Section 2.4.

(f) No limitation in this Section 9.4 shall apply to any Losses with respect to, resulting from or involving, fraud (with actual intent to deceive). For the avoidance of doubt, this Section 9.4 shall not apply with respect to Remediation Costs payable or reimbursable by Parent from the NDT Escrow Deposit pursuant to Exhibit B.

9.5 Indemnification Procedures. The Party making a claim under this Article 9 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article 9 is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent (i) that the Indemnifying Party forfeits rights or defenses by reason of such failure, (ii) as a result of such failure, the Indemnifying Party is deprived of its right to recover any payment under its applicable insurance coverage, or (iii) the Indemnifying Party is otherwise adversely affected or damaged as a result of such failure to give timely notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel by providing written notice of such election to the Indemnified Party within forty-five (45) days of the Indemnifying Party’s receipt of written notice of the Third Party Claim, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified

Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, the Indemnified Party may, in good faith and subject to Section 9.4(b), defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, and the Indemnifying Party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing. Parent and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.4) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, except as provided in this Section 9.4(b) the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent (i) that the Indemnifying Party forfeits rights or defenses by reason of such failure, (ii) as a result of such failure, the Indemnifying Party is deprived of its right to recover any payment under its applicable insurance coverage, or (iii) the Indemnifying Party is otherwise adversely affected or damaged as a result of such failure to give timely notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) General.

(i) From and after the Closing, the Indemnification Escrow Deposit shall serve as security for Parent’s indemnification obligations set forth in this Article 9 and Section 5.6, and except with respect to (x) injunctive relief (including specific performance) if available under applicable Law with respect to any covenant or agreement contained in this Agreement or (y) any other remedy available at law or in equity for any fraud (with actual intent to deceive), the Indemnification Escrow Amount shall (in the case of Section 5.6, with respect to Taxes of the Company and its Subsidiaries) be the sole and exclusive source of recovery for Buyer for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or agreement in this Agreement.

(ii) Each Party shall use commercially reasonable efforts to mitigate any Losses in connection with this Agreement and the Indemnified Party shall use commercially reasonable efforts (which shall not include any obligation to bring legal action) to seek recovery under all insurance policies with respect to any Losses (with any cost and expense of the foregoing being included as Losses). The amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article 9 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Losses, net of any deductibles or other expenses incurred in connection therewith. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of Losses and shall subsequently receive insurance proceeds or other amounts in respect of such Losses, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such net insurance proceeds or other net amounts actually received.

(iii) The indemnification provided in this Article 9 and Section 5.6 shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement; provided, however, that this Section 9.5(d)(iii) shall not prohibit (a) injunctive relief (including specific performance) if available under applicable Law with respect to any covenant or agreement contained in this Agreement or (b) any other remedy available at law or in equity for any fraud (with actual intent to deceive).

(iv) The payment required by this Agreement from the Indemnifying Party with respect to Losses shall be (A) reduced by the value of any Tax Benefit actually realized in cash (or resulting in an actual reduction of current cash taxes payable) by the Indemnified Party, its Subsidiaries and/or any of its Affiliates as a result of incurring such Losses to the extent such Tax Benefit is so realized in the year such Loss is incurred (such Tax Benefit a “Covered Tax Benefit”) and (B) increased by the amount of any Taxes incurred by the Indemnified Party, its Subsidiaries and/or any of its Affiliates as a result of such payment in the year such payment is made or accrued. To the extent the Indemnified Party, its Subsidiaries and/or any of their respective Affiliates realize a Covered Tax Benefit and such Covered Tax Benefit was not included in the computation of the Losses, the Indemnified Party shall within ten (10) days of actually realizing the Covered Tax Benefit in cash pay over to the Indemnifying Party the amount of such Covered Tax Benefit.

(v) Notwithstanding the foregoing, this Section 9.5 shall not apply with respect to Remediation Costs payable or reimbursable by Parent from the NDT Escrow Deposit, which shall be subject to the terms and limitations set forth in Exhibit B.

10. TERMINATION

10.1 General. Prior to Closing, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows (and only as follows):

(a) by the written agreement of Buyer and Parent;

(b) by Buyer or Parent if the Closing shall not have occurred on or prior to July 3, 2015 or such other date as Buyer and Parent shall agree in writing (the “Termination Date”); provided, however, that if a Party seeking termination pursuant to this subclause (b) is in breach of any of its representations, warranties or covenants set forth in this Agreement and such breach would allow the other Party to refuse to consummate the transactions contemplated by this Agreement due to the condition set forth in Section 6.1, Section 6.2, Section 7.1 or Section 7.2 (as applicable), then that Party may not terminate this Agreement pursuant to this subclause (b);

(c) by Buyer providing written notice to Parent if there has been a breach of the representations and warranties or covenants and agreements by Parent set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 6.1 or 6.2 to be satisfied (but not waived) (so long as Buyer has provided Parent with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) days following the date of such notice of breach and (ii) the Termination Date);

(d) by Parent, providing written notice to Buyer if there has been a breach of the representations and warranties or covenants and agreements by Buyer set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 7.1 or 7.2 to be satisfied (but not waived) (so long as Parent has provided Buyer with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) days following the date of such notice of breach and (ii) the Termination Date); or

(e) by Buyer or Parent if any Governmental Entity having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of such transactions and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a Party if such Order or other action was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

10.2 Post-Termination Obligations. To terminate this Agreement as provided in Section 10.1(b), (c), (d) or (e), the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement. Upon delivery of such written notice in accordance with Section 11.10 or a written agreement of Buyer and Parent to terminate this Agreement as provided in subclause (a) of Section 10.1:

(a) the transactions contemplated by this Agreement shall be terminated, without further action by any Party;

(b) Buyer shall return or destroy all documents and other materials relating to the transactions contemplated by this Agreement received from or on behalf of Parent or the Company (and all copies thereof), whether so obtained before, on or after the execution and delivery of this Agreement, to the Company in accordance with, and in the manner prescribed by, the Confidentiality Agreement; and

(c) all confidential information relating to the Company, any of its Subsidiaries, Parent or the transactions contemplated by this Agreement received or accumulated by Buyer or its Representatives from Parent, the Company or any of its Subsidiaries or any of their Representatives shall be treated as “Evaluation Material” in accordance with the Confidentiality Agreement (as supplemented by this Agreement), which shall remain in full force and effect, as supplemented by this Agreement, notwithstanding the termination of this Agreement.

10.3 No Liabilities in Event of Termination. If this Agreement is terminated as provided in Section 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of the Parties, except that the respective obligations of the Parties under Section 4.1(c) and the provisions of Section 10.2 and Article 11 (and the Confidentiality Agreement) shall remain in full force and effect; provided, however, that termination shall not relieve either Party from liabilities for damages incurred or suffered by the other Party as a result of any willful and material breach prior to such termination of any of such Party’s representations, warranties or covenants set forth in this Agreement.

11. MISCELLANEOUS

11.1 Further Assurances. From time to time after the date of this Agreement, upon request and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby.

11.2 Publicity. The Parties agree that no public release or announcement relating to the transactions contemplated by this Agreement shall be issued or made by or on behalf of a Party or any of its Affiliates without the prior written consent of Buyer and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may, in the reasonable judgment of the releasing Party, be required by Law or any rule or regulation of any United States securities exchange on which securities of the releasing Party are listed, in which case the Party required to make the release or announcement shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and (b) that Parent may cause the Company and its Subsidiaries, and Buyer may and may cause its Subsidiaries, to make such announcements to their respective employees. The Parties agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or any rule or regulation of any United States securities exchange on which securities of the releasing Party are listed or for financial reporting purposes and except that (i) the Parties may disclose such terms to their respective accountants and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons keep the terms of this Agreement confidential as contemplated above) and (ii) Buyer may disclose such terms as reasonably required in connection with its financing arrangements. Parent and Buyer agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed by them.

11.3 Specific Performance. Each of the Parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

11.4 Entire Agreement; Third Party Beneficiaries. This Agreement (including its exhibits and schedules, including the Disclosure Schedule) and the Confidentiality Agreement supersede all prior agreements, and constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, between the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants relating to the subject matters of this Agreement between the Parties other than those set forth in this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties hereto and their respective successors and permitted assigns any right or remedy of any nature whatsoever under or by reason of this Agreement other than (i) the rights of Indemnified Agents provided in Section 5.3 and (ii) as to the Debt Financing Sources, the provisions of this Section 11.4, Section 11.5, Section 11.6, Section 11.7, Section 11.8, and the second paragraph of Section 11.14 (it being understood that the Debt Financing Sources shall be third-party beneficiaries of such provisions and that such provisions may not be amended in a manner adverse to the Debt Financing Sources in any material respect without their prior written consent).

11.5 Assignment. Neither Party shall assign, transfer or encumber this Agreement or its rights or obligations hereunder, whether in whole or in part, without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

11.6 Governing Law and Language. This Agreement shall be construed and interpreted in accordance with the Laws of the State of Delaware, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

11.7 Consent to Jurisdiction; Waiver of Jury Trial. Each Party stipulates that any dispute or disagreement between the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement or the Debt Financing shall be commenced and prosecuted in its entirety exclusively in, and consents to the exclusive jurisdiction and proper venue of, the U.S. District Court for the District of Delaware. Each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to object to the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions.

Notwithstanding anything herein to the contrary, each of the Parties agrees that it will not bring or support any Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise against the Debt Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Advisors in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable law jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8 Amendment. No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by Buyer and Parent (or, after the Closing, by Buyer and Representative).

11.9 Waiver. No waiver by a Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.10 Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by electronic transmission or sent by a nationally recognized private overnight courier service as follows:

(a)	If to Buyer, to:

Constellium N.V.

830 Third Avenue, 9th Floor

New York, New York 10022

Attention: Jeremy Leach, Group General Counsel

Email: jeremy.leach@constellium.com

(with a copy to)

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Karessa L. Cain

Email: KLCain@wlrk.com

(b)	If to Parent, to:

Wise Metals Holdings LLC

4805 Second Street

Muscle Shoals, AL 35661

Attention: Robert Ericson

Facsimile No.: 256-386-6980

(with a copy to)

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Bruce A. Toth

Facsimile No.: (312) 558-5700

(c)	If to the Representative, to:

D’Addario Industries

10 Middle Street, 14th Floor

Bridgeport, CT 06604

Attention: David D’Addario

Facsimile No.: (203) 366-7082

(with a copy to)

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Bruce A. Toth

Facsimile No.: (312) 558-5700

or to such other Person or address as a Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered on the date of actual receipt; if sent by electronic transmission, then such communication shall be deemed delivered on the date of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered on the date of receipt.

11.11 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

(a) Transfer Taxes. Buyer and Parent shall each be responsible for fifty percent (50%) of all sales, use, documentary, stamp, transfer, registration, value added and other similar Taxes and fees (including any penalties and interest), together with all recording expenses and notarial fees, attributable to, imposed upon or arising from the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”). Buyer shall, at its own expense, timely file any Tax Returns or other document with respect to such Taxes or fees. Parent, or the Representative on behalf of Parent, shall (or, prior to the Closing, shall cause the Company to) timely execute and deliver to Buyer such certificates or forms as may be necessary and appropriate for Buyer to establish an exemption from (or otherwise reduce) such Taxes, to the extent reasonably requested by Buyer.

(b) Other. Except to the extent otherwise set forth in this Agreement (including with respect to Transaction Expenses), each Party shall bear its own expenses and the expenses of its counsel and other agents and Representatives in connection with the transactions contemplated by this Agreement.

11.12 Disclosure Schedule. Any fact or item disclosed in any Section of the Disclosure Schedule shall be deemed disclosed in each other Section of the Disclosure Schedule to which such fact or item may apply so long as (a) such other Section is referenced by applicable cross reference or (b) it is reasonably apparent on its face that such disclosure is applicable to such other Section. The Disclosure Schedule to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as, an additional representation or warranty or covenant of any Party. The specification of any dollar amounts or the inclusion of any facts or items in the Disclosure Schedule shall not be deemed to be an acknowledgement, representation or warranty that such dollar amounts, facts or items are material, to establish any standard of materiality or to establish matters that are within or outside of the ordinary course of business. At its option, either Party may include in the Disclosure Schedule facts or items that are not required to be set forth therein for informational purposes or to avoid any misunderstanding, and the other Party acknowledges that such additional facts or items may not include other matters of a similar nature or impose any requirement to disclose any information beyond what is specifically required by this Agreement. The information contained in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in the Disclosure Schedule will be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of any Law or breach of Contract).

11.13 Conflicts; Certain Communications.

(a) Conflicts; Privilege. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries) agrees that, notwithstanding any current or prior representation of the Company and its Subsidiaries by Winston & Strawn LLP, Winston & Strawn LLP shall be allowed to represent Parent, the Representative and each of their Affiliates in any matters and disputes adverse to Buyer, the Company, any Subsidiary of the Company and/or their respective Affiliates that either are existing on the date hereof or arise in the future and relate to this Agreement or the transactions contemplated hereby. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and the Subsidiaries) hereby (i) waives any claim that Buyer, the Company, any Subsidiary of the Company and their respective Affiliates have or may have that Winston & Strawn LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, if a dispute arises after the Closing between Buyer, the Company, any Subsidiary of the Company or any of their respective Affiliates and Parent, the Representative or any of their Affiliates, then Winston & Strawn LLP may represent Parent, the Representative and/or such Affiliates in such dispute even though the interests of Parent, the Representative and/or such Affiliates may be directly adverse to Buyer, the Company, any Subsidiary of the Company and/or their respective Affiliates and even though Winston & Strawn LLP may have represented the Company and/or any its Subsidiaries in a matter substantially related to such dispute or may be handling ongoing matters for Buyer, the Company, any Subsidiary of the Company and/or their respective Affiliates. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries), agrees that, as to all communications between or among Winston & Strawn LLP and Parent, the Representative, the Company, any Subsidiary of the Company and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Parent and/or the Representative, shall be controlled by Parent and/or the Representative and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. Notwithstanding the foregoing, if a dispute arises between Buyer, the Company or any of its Subsidiaries and a third party (other than Parent, the Representative or any of their Affiliates) after the Closing, then the Company or its Subsidiary, to the extent applicable, may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Winston & Strawn LLP; provided, however, that neither the Company nor any of its Subsidiaries may waive such privilege without the prior written consent of Parent or the Representative. For clarification, as of Closing, unless specifically retained as to a matter, Winston & Strawn LLP shall no longer represent the Company and shall comply with the terms of Section 5.4 for the benefit of the Company and Buyer.

(b) Certain Communications. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries) agrees that all communications involving Parent, the Representative, the Company, any Subsidiary of the Company or any agent or representative of any of the foregoing with, and work product of, Winston & Strawn LLP as they relate to this Agreement and the transactions contemplated hereby, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (collectively, the “Protected Information”), are the property of Parent, and after the Closing, Buyer, the Company, the Subsidiary of the Company or their respective Affiliates shall keep the Protected Information confidential in accordance with customary confidentiality procedures.

11.14 Non-Recourse. This Agreement may be enforced only against the named parties hereto. Following the Closing, (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto and (b) neither any past, present or future Affiliate nor any past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of Parent or any of its Affiliates (including the Representative and any Person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement; provided, however, that this Section 11.14 shall not limit any claims based on fraud, willful breach or intentional misconduct.

Notwithstanding anything herein to the contrary, each of the parties hereto agrees and acknowledges that Parent, the Representative and (prior to the Closing) the Company, shall not have any recourse (directly or indirectly), rights or claims in connection with this Agreement, the Debt Financing Letter or the transactions contemplated hereby and thereby (including the Debt Financing) against any Debt Financing Source in connection with the transactions contemplated by this Agreement and the Debt Financing Letter, whether by enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable requirements of law or otherwise; provided, however, that nothing in the preceding sentence shall in any way limit any liability or obligation of Buyer hereunder.

11.15 Interpretive Provisions. For purposes of this Agreement, (a) the terms “including” and “include” shall be deemed to be followed by the terms “without limitation,” (b) the terms “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole and (c) the term “knowledge” when used in the phrases “to the knowledge of Parent” or “Parent has no knowledge” or words of similar import shall mean, and shall be limited to, the knowledge, after reasonable inquiry of direct reports, of David D’Addario, Wes Oberholzer, Monte Schaefer, Tom Robb, Robert Ericson, and (d) references to “$” refer to United States Dollars. Except as otherwise expressly set forth in this Agreement, all references in Section 3 and Section 4 to any Law shall be deemed to refer to such Law as enacted prior to the Closing Date. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, exhibits and schedules mean the Articles and Sections of, and the exhibits and schedules attached to or accompanying, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the schedules and exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.16 Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any proposal, inquiry or offer from any Person (other than Buyer and Buyer’s Representatives) relating to any direct or indirect acquisition or purchase of, or investments in, the Group or any material portion of the assets or equity of the Group, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests, purchase of assets or otherwise.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Escrow Account” shall mean the account designated by Escrow Agent into which the payment of the Adjustment Escrow Amount shall be made and any succeeding account in which the Adjustment Escrow Amount shall be held by Escrow Agent.

“Adjustment Escrow Amount” shall mean the Adjustment Escrow Deposit, together with any earnings thereon, as such amount may be reduced from time to time due to payments made therefrom in accordance with this Agreement and the Escrow Agreement.

“Adjustment Escrow Deposit” shall have the meaning set forth in Section 2.3(b).

“Advisors” shall have the meaning set forth in Section 5.7(a).

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Affiliate Contracts” shall have the meaning set forth in Section 3.1(v).

“Affiliate Transactions” shall have the meaning set forth in Section 3.1(v).

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Aggregate Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Agreement” shall have the meaning set forth in the preamble of this Unit Purchase Agreement.

“Allocation” shall have the meaning set forth in Section 5.6(e).

“Annual Supplemental Financial Information” shall have the meaning set forth in Section 4.1.

“Base Membership Interest Value” has the meaning set forth in Section 2.1.

“Basket” shall have the meaning set forth in Section 9.4(a).

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to be closed.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Indemnitees” shall have the meaning set forth in Section 9.2.

“Capital Expenditures” shall mean the aggregate amount of capital expenditures for the purchase of property, plant and equipment and intangible assets insofar as they relate to capitalized development costs and computer software actually paid by the Company from January 1, 2014 up to (but not including) the Closing Date in accordance with the Capital Expenditures Budget (as set forth on the line item titled “Budget Total”), to the extent such expenditures are recorded as capital expenditures by the Company and its Subsidiaries in the ordinary course of business consistent with past practice, as determined in accordance with Schedule 11.16.

“Capital Expenditures Budget” shall mean the capital expenditures budget of the Group set forth on Section 11.16 of the Disclosure Schedule.

“Capital Expenditures Shortfall” shall mean the amount by which the Capital Expenditures is less than the aggregate amount of capital expenditures contemplated by the Capital Expenditures Budget to have been spent up to (but not including) the Closing Date, with the amount contemplated by the Capital Expenditures Budget for any partial pre-Closing quarterly period being determined by pro rating such amount to reflect the number of days in such quarterly period; provided, however, that (i) any Capital Expenditures made in violation of Section 4.2, and (ii) any Capital Expenditures which are not maintenance capital expenditures made in the ordinary course of business or are made pursuant to Project Realise, shall not be deemed Capital Expenditures for purposes of, and shall be excluded from the calculation of, the Capital Expenditures Shortfall.

“Capital Expenditures Surplus” shall mean the amount by which the Capital Expenditures is more than the aggregate amount of capital expenditures contemplated by the Capital Expenditures Budget to have been spent up to (but not including) the Closing Date, with the amount contemplated by the Capital Expenditures Budget for any partial pre-Closing quarterly period being determined by pro rating such amount to reflect the number of days in such quarterly period; provided, however, that (i) any Capital Expenditures made in violation of Section 4.2, and (ii) any Capital Expenditures which are not maintenance capital expenditures made in the ordinary course of business or are made pursuant to Project Realise, shall not be deemed Capital Expenditures for purposes of, and shall be excluded from the calculation of, the Capital Expenditures Surplus.

“Cash and Cash Equivalents” shall mean the fair market value of (i) all cash and (ii) all cash equivalents (including deposits, marketable securities and short term investments with a maturity of 30 days or less) of the Group determined in accordance with GAAP. Cash and Cash Equivalents shall (x) be reduced by issued but uncleared checks and drafts of the Group and (y) be increased by checks and drafts deposited for the account of the Group, whether or not cleared, and (z) not include cash or cash equivalents to the extent subject to restrictions or limitations imposed by law, contract or otherwise on the usability thereof, including fees, costs or withholding or other Taxes which would apply to the extraction of cash from the Group members by their shareholders.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Date Cash” shall mean the sum of those assets of the Company and its Subsidiaries consisting of the Cash and Cash Equivalents as of 12:01 a.m., New York City time, on the Closing Date.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.4(a).

“Closing Date Net Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Closing Indebtedness Payoff Amount” shall mean the aggregate amount necessary to repay and discharge the Indebtedness Due at Closing outstanding as of 12:01 a.m., New York City time, on the Closing Date.

“Closing Legal Impediment” shall have the meaning set forth in Section 6.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Benefit Plan” shall have the meaning set forth in Section 3.1(t)(i).

“Company Insurance Policies” shall have the meaning set forth in Section 3.1(q).

“Company Note Offers and Consent Solicitations” shall have the meaning set forth in Section 5.7(b).

“Company Notes” shall mean those certain 8 3⁄4% Senior Secured Notes due 2018 issued by Wise Metals Group and Wise Alloys Finance Corporation and 9 3⁄4/ 10 1⁄2% Senior PIK Toggle Notes due 2019 issued by the Company and Wise Holdings Finance Corporation.

“Competing Enterprise” shall mean the business of designing, developing, manufacturing, servicing, supporting or selling aluminum can sheet products.

“Compliant” shall mean, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading under the circumstances, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are reasonably sufficient to permit Buyer and its Affiliates’ applicable independent accountants to issue comfort letters to the Debt Financing Sources, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Confidential Information” shall have the meaning set forth in Section 5.4.

“Consent Solicitations” shall have the meaning set forth in Section 5.7(b).

“Contract” shall mean any contract, agreement, commitment, lease, sublease, license, sublicense, sales order, purchase order, note, bond, mortgage, indenture, conveyance to secure debt, deed of trust, instrument, arrangement, or option, whether written or oral, that is binding on any Person under Law.

“Corporate Subsidiaries” means Wise Alloys Finance Corporation and Wise Holdings Finance Corporation.

“Current Employees” shall mean all employees of the Company and its Subsidiaries as of the Closing Date (other than the individuals described in Section 8.2(d)).

“Debt Commitment Letter” has the meaning set forth in Section 3.2(f).

“Debt Financing” has the meaning set forth in Section 3.2(f).

“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, officers, directors, employees, managers and representatives involved in the Debt Financing and their respective successors and permitted assigns.

“Direct Claim” shall have the meaning set forth in Section 9.5(c).

“Disclosure Schedule” shall have the meaning set forth in Section 3.1.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Draft Closing Date Net Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Draft Closing Statements” has the meaning set forth in Section 2.4(a).

“Engineering Expert” means such third party engineering expert as may be mutually agreed by Buyer and Parent.

“Environmental Laws” shall mean all applicable Laws and Orders regarding pollution or protection of the environment, natural resources or, as pertaining to exposure to hazardous substances or hazardous wastes, human health and safety, including those protecting the quality of the ambient air, soil, surface water or groundwater.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean a corporation, trade or business that, together with Parent, is treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Escrow Agent” shall mean The Bank of New York Mellon, as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the Escrow Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 8.2(b).

“Estimated Capital Expenditures Shortfall” has the meaning set forth in Section 2.2.

“Estimated Capital Expenditures Surplus” has the meaning set forth in Section 2.2.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.2.

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.2.

“Estimated Membership Interest Value” has the meaning set forth in Section 2.2.

“Estimated Remedial Cost Amount” shall have the meaning set forth in Section 2 of Exhibit B.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.2.

“Estimated Total Indebtedness Amount” has the meaning set forth in Section 2.2.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, for (a) any Taxes imposed on or payable by or with respect to the Company or any of its Subsidiaries (other than Transfer Taxes) for any Pre-Closing Tax Period, (b) any Taxes of Parent or any of its Affiliates for any period and any Taxes of or with respect to the business of Wise Recycling, LLC for any period, (c) any Taxes for which the Company or any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity having been a member of any consolidated, combined, unitary, or affiliated Tax group at any time prior to the Closing, as a transferee or successor, by contract or otherwise, (d) any obligation or other Liability of the Company or any of its Subsidiaries to indemnify any other Person in respect of or relating to Taxes or to pay an amount pursuant to any Tax sharing, allocation, indemnity or similar agreement or arrangement, (e) any Taxes imposed as a result of the transfer of the Units (other than any Transfer Taxes or similar Taxes), the transfer of the business of Wise Recycling, LLC prior to the Closing, or the transactions described in Sections 4.5 and 4.6 (in each case whether imposed by withholding or otherwise and whether calculated by reference to transfer price, net gain or otherwise), (f) any Taxes arising out of, attributable to, relating to or resulting from the failure of any of the representations or warranties made by Parent in this Agreement as to matters relating to Taxes (disregarding any qualification on any such representation or warranty as to materiality or Material Adverse Effect and disregarding any exception to any such representation or warranty contained in the Disclosure Schedule) to be true and correct on the date hereof and at and as of the Closing Date or the failure of the certificate delivered pursuant to Section 8.2(i) to be true and correct at and as of the Closing Date, (g) any Taxes arising out of, attributable to, relating to or resulting from any breach by the Parent or the Representative of any of its respective covenants or agreements contained herein(disregarding any qualification on any such covenant as to materiality and disregarding any exception to any such covenant contained in the Disclosure Schedule), (h) any Transfer Taxes for which Parent is responsible pursuant to Section 11.11(a) and (i) any costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (a)-(h).

“FCPA” shall have the meaning set forth in Section 3.1(n)(iii).

“Financial Statements” shall have the meaning set forth in Section 3.1(f).

“Former Employee” shall mean an individual, other than a Current Employee, who was an employee of the Company, any of its Subsidiaries or any of their respective predecessors at the time that his or her employment terminated or became inactive.

“GAAP” shall mean generally accepted accounting principles in the United States.

“General Developments” shall mean (a) any developments or occurrences arising from domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general, (b) any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared), (c) any natural disasters, (d) any national or international calamity, (e) any developments or occurrences generally affecting the industries or geographic areas in which the Company or any of its Subsidiaries operates, (f) any changes in or interpretations by any Governmental Entity of any Law or GAAP occurring after the date of this Agreement, (g) any changes in the price or availability of raw materials, including the type customarily purchased by the Company or any of its Subsidiaries, and (h) any failure by the Company or any of its Subsidiaries to meet any estimates of revenues or earnings for any period (it being understood that the change, effect, event, occurrence or circumstance giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), but excluding, in each of the cases described in subclauses (a)-(g) above, any development, occurrence or circumstance that has a materially disproportionate impact on the financial condition or results of operations of the Company and its Subsidiaries relative to similarly situated companies engaged in the industries in which the Company and its Subsidiaries conducts their business (in which event the extent of such disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Governmental Entity” shall mean any government, political subdivision, court, tribunal, arbitrator, department, commission, board, bureau, agency, authority, instrumentality, self-regulatory organization or other body exercising judicial, quasi-judicial, legislative, executive or other government powers, whether federal, state, local, foreign or other (including national or supranational antitrust authorities that have jurisdiction to review the transactions contemplated by this Agreement).

“Group” shall mean the Company and its Subsidiaries.

“Hazardous Substance” shall mean all pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including lead-based paint, asbestos or polychlorinated biphenyls, and any other substances subject to regulation under any Environmental Law.

“Indebtedness” shall mean (a) obligations of the Company and its Subsidiaries for indebtedness for borrowed money, including all such obligations evidenced by loan agreements, promissory notes, mortgages and similar instruments, including the principal, interest and fees owing thereon, (b) obligations of the Company and its Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property, securities or other assets (including “earn-out” payments); (c) obligations of the Company and its Subsidiaries under swaps, collars, caps, hedges or similar instruments; (d) capitalized lease obligations of the Company and its Subsidiaries that should be recorded as capital leases in accordance with GAAP; (e) obligations of the Company and its Subsidiaries in respect of letters of credit or bank guarantees, to the extent drawn; (f) any accrued interest, fees, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date; and (g) without duplication, (A) any indebtedness or obligations of another Person of the type referred to in the foregoing clauses (a) through (f) that is guaranteed by the Company or any of its Subsidiaries, (B) in respect of which the Company or any of its Subsidiaries pledges its assets or provides any other credit support or (C) in respect of which the Company or any of its Subsidiaries has promised to maintain or cause to be maintained the financial position or financial covenants of another Person or to purchase such indebtedness or other obligations of another Person. Notwithstanding the foregoing or anything herein to the contrary or otherwise, “Indebtedness” shall not mean or include any (i) obligations under undrawn standby letters of credit or performance bonds or bid bonds not intended to be drawn, (ii) any intercompany obligations for indebtedness for borrowed money that the Company or any of its Subsidiaries owe to any of the Company and its Subsidiaries, (iii) trade payables, accounts payable and any other current liabilities, in each case, to the extent taken into account in the calculation of Closing Date Net Working Capital, (iv) any Transaction Expenses, (v) any indebtedness arranged by Buyer or any of its Affiliates, and (vi) any accrued interest and fees related to any of the items in the foregoing subclauses (i) through (v).

“Indebtedness Due at Closing” shall have the meaning set forth in Section 2.3(a).

“Indemnification Escrow Account” shall mean the account designated by Escrow Agent into which the payment of the Indemnification Escrow Amount shall be made and any succeeding account in which the Indemnification Escrow Amount shall be held by Escrow Agent.

“Indemnification Escrow Amount” shall mean the Indemnification Escrow Deposit, together with any earnings thereon, as such amount may be reduced from time to time due to payments made therefrom in accordance with this Agreement and the Escrow Agreement.

“Indemnification Escrow Deposit” shall have the meaning set forth in Section 2.3(c).

“Indemnified Agent Claims” shall have the meaning set forth in Section 5.3(a).

“Indemnified Agents” shall have the meaning set forth in Section 5.3(a).

“Indemnified Party” shall have the meaning set forth in Section 9.5.

“Indemnifying Party” shall have the meaning set forth in Section 9.5.

“Intellectual Property” shall mean shall mean any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets and other confidential information, know-how, inventions, proprietary processes, formula, algorithms and databases protectable under applicable Law; and (v) domain names and Internet addresses.

“Independent Firm” shall have the meaning set forth in Section 2.4(c).

“Interim Financial Reports” shall have the meaning set forth in Section 4.1(d).

“Inventory” shall mean the inventories of raw materials and operating supplies, work-in-process and finished goods of the Company and its Subsidiaries.

“Law” shall mean any federal, state, local, foreign or other law (including common law), statute, ordinance, rule or regulation.

“Lien” shall mean any mortgage, lien (statutory or other), pledge, limitation, restriction, charge, security interest or encumbrance or title defect of any kind.

“Loss” shall mean (a) all debts, liabilities and obligations owed to or at the behest of any other Person, (b) all losses, damages, judgments, awards, fines, expenses, penalties and settlements and (c) all demands, claims, suits, actions, causes of action, proceedings and assessments; provided that Losses shall not include consequential damages, special damages, indirect damages, exemplary damages or punitive damages (other than those payable to unaffiliated third parties).

“Marketing Period” shall mean the first period of 15 consecutive days after the date hereof (i) throughout and at the end of which Buyer shall have the Required Information and the Required Information is Compliant and (ii) with respect to the Marketing Period as it applies to Section 8.1 of this Agreement, throughout and at the end of which the conditions set forth in Article 6 (other than conditions that, by their nature, can only be satisfied at the Closing) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article 6 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive day period; provided that November 27, 2014 and November 28, 2014 may not be included in such 15 consecutive day period and such 15 consecutive day period shall either end on or prior to December 19, 2014 or begin no earlier than January 5, 2015. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive day period described above if the Debt Financing is consummated on such earlier date; and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive day period: (i) the Parent or Company or Wise Metal Group’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements of the Parent, Company or Wise Metals Group, in which case the Marketing Period shall not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Parent, Company or Wise Metals Group, as the case may be, for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Buyer; (ii) the Parent, Company or Wise Metals Group issues a statement or delivers (or causes to be delivered) a notice indicating its intent to restate any historical financial statements of the Parent, Company or Wise Metals Group or any such restatement is under active consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant Required Information has been amended or the Parent, Company or Wise Metals Group has announced or delivered notice that no restatement shall be required in accordance with GAAP; or (iii) any Required Information would not be Compliant at any time during such 15 consecutive day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such 15 consecutive day period, then the Marketing Period shall be deemed not to have occurred).

“Material Adverse Effect” shall mean any change, effect, event, occurrence or circumstance that, individually or in the aggregate, has or would reasonably be expected to have or result in, (a) a material adverse effect on the assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (b) an event that prevents Parent from consummating the transactions or performing its obligations contemplated by this Agreement. Notwithstanding the foregoing, (i) General Developments and, except with respect to Sections 3.1(c) and 3.1(x), Transaction Developments shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect and (ii) no change, event, circumstance, development, occurrence or effect arising from or attributable to any General Developments or, except with respect to Sections 3.1(c) and 3.1(x), Transaction Developments shall be taken into account in determining whether there has been a Material Adverse Effect or in determining the scope of a Material Adverse Effect.

“Material Contract” shall have the meaning set forth in Section 3.1(r).

“Membership Interest Value” has the meaning set forth in Section 2.1.

“Minerals” means, without limitation, any and all minerals and mineral rights of any nature or kind, including rock, stone, gravel, aggregate, phosphate, coal, metals or other minerals, coal gas, natural gas, petroleum or other hydrocarbons located on, over, or beneath the surface of, derived from, associated with, related to or appurtenant to any Real Property (together with all easements and ancillary rights, including all rights of surface entry and all water and water rights, with respect to same).

“Multiemployer Plan” shall have the meaning set forth in Section 3.1(t)(iii).

“NDT Escrow Deposit” shall have the meaning set forth in Section 2.3(d).

“NDT Specialist” means any of Vessel Statistics Inc., Inspection Specialists Inc., GE Energy or Metallurgical Consulting as designated by Buyer, or such other third party expert as may be mutually agreed by Buyer and Parent.

“NDT Testing” shall have the meaning set forth in Section 1 of Exhibit B.

“Net Working Capital” shall mean the broker deposits, accounts receivable, inventory, fair value of derivative instruments and prepaids and other current assets of the Company and its Subsidiaries (excluding cash and cash equivalents and assets held for sale) minus the accounts payable, accrued expenses and other current liabilities of the Company and its Subsidiaries (excluding liabilities related to assets held for sale). Net Working Capital shall be calculated in accordance with the illustration and methodologies set forth on Schedule 11.16 and shall not include any amounts included in the calculation of Total Indebtedness Amount or any borrowings under revolving credit facilities.

“OFAC Laws” shall have the meaning set forth in Section 3.1(n)(ii).

“Offers to Exchange” shall have the meaning set forth in Section 5.7(b).

“Offers to Purchase” shall have the meaning set forth in Section 5.7(b).

“Order” shall mean any order, writ, injunction, judgment, plan, stipulation, award, decision, directive, verdict or decree of any Governmental Entity.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Affiliated Person” shall mean Parent, any equityholder of Parent, any Affiliate of any of the foregoing (other than the Company and its Subsidiaries) and any trustee or nominee acting on behalf of any of the foregoing.

“Parent Indemnitees” shall have the meaning set forth in Section 9.3.

“Party” or “Parties” shall mean Buyer and/or Parent, as the case may be.

“Permits” shall have the meaning set forth in Section 3.1(m).

“Permitted Liens” shall mean (a) Liens for current Taxes and assessments not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, (b) Liens as reflected in the public records of title to real property owned or leased by the Company or any of its Subsidiaries, (c) Liens that would be disclosed by an accurate survey, (d) Liens arising from or created by municipal and zoning ordinances, (e) Liens arising out of work performed, services provided or materials delivered that arise in the ordinary course of business which secure amounts which are not overdue and for which reserves have been made in accordance with GAAP, (f) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby and (g) Liens set forth in Section 11.17 of the Disclosure Schedule.

“Person” shall mean an individual and a corporation, partnership, limited liability company, association, trust and other entity or organization, including a Governmental Entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Quarterly Supplemental Financial Information” shall have the meaning set forth in Section 4.1.

“Real Property” shall have the meaning set forth in Section 3.1(p)(iii).

“Recent Balance Sheet” shall have the meaning set forth in Section 3.1(f).

“Reconciliation Statement” means the balance sheets and related statements of operations, comprehensive loss, cash flows and members’ deficit income that set forth the adjustments (along with an explanation thereof in reasonable detail) necessary to adjust the Financial Statements, Supplemental Financial Information or Interim Financial Reports, as applicable, in accordance with the representation in Section 3.1(f).

“Regulatory Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Substance (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) into the environment.

“Remedial Cost Amount” shall have the meaning set forth in Section 2 of Exhibit B.

“Remediation Actions” shall have the meaning set forth in Section 4 of Exhibit B.

“Remediation Costs” shall have the meaning set forth in Section 2 of Exhibit B.

“Representative” shall have the meaning set forth in the preamble and in Section 5.5(a).

“Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative’s Expense Fund shall have the meaning set forth in Section 5.5(e).

“Required Information” shall mean the Financial Statements attached to Schedule 3.1(f)(i) and related Reconciliation Statements, the Annual Supplemental Financial Information and related Reconciliation Statements for any fiscal year ended at least 90 days before the Closing Date, the Quarterly Supplemental Financial Information and related Reconciliation Statements for any fiscal quarter (other than any fiscal fourth quarter) ended at least 45 days before the Closing Date, financial data, audit reports and other information regarding the Company and its Subsidiaries (or Wise Metals Group, if accompanied by related Reconciliation Statements) of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act and subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letter.

“Resigning Persons” shall mean such directors, officers and employees of the Company or any of its Subsidiaries as are specified by Buyer to Parent at least five (5) Business Days prior to the Closing.

“Retained Indebtedness” shall mean the Indebtedness of the Company and its Subsidiaries after giving effect to the repayment of all Indebtedness Due at Closing.

“Retained Indebtedness Amount” shall mean the amount of Retained Indebtedness as of 12:01 a.m., New York City time, on the Closing Date (excluding the amount of any prepayment penalty that may be applicable to such Indebtedness).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Managers” shall have the meaning set forth in Section 5.9.

“Significant Defect” means, with respect to any mill stand, any defect or crack for that mill stand (or series of related defects or cracks for that mill stand) which, as suggested by the FEA model for that stand, has a residual life of eighteen (18) months or less after the testing and analysis is completed, assuming (x) the mill will be rolling products resulting in comparable loads (measured in tons) on the mill stand (including body-in-white products) and (y) each Party will use commercially reasonable efforts to mitigate any Remediation Costs incurred in connection with Significant Defects.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiaries” of any Person shall mean any entity an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, more than 50% of the equity securities of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries.

“Supplemental Financial Information” shall have the meaning set forth in Section 4.1.

“Target Cash” means $21,893,743.

“Target Indebtedness” means $946,342,900.42.

“Target Net Working Capital” means $146,910,000.

“Tax Benefit” shall mean any reduction in Taxes payable to a Governmental Entity or any increase in any Tax refund receivable (including any related interest) from a Governmental Entity

“Taxes” shall mean all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority, including taxes or other charges on or with respect to income, capital gains, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Tax Proceeding” means any audits, disputes, examinations, claims or other proceedings with respect to Taxes or Tax Returns.

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment, submitted to a Governmental Entity.

“Termination Date” shall have the meaning set forth in Section 10.1(b).

“Third Party Claim” shall have the meaning set forth in Section 9.5(a).

“Total Indebtedness Amount” shall mean the sum of the Closing Indebtedness Payoff Amount and the Retained Indebtedness Amount.

“Transaction Developments” shall mean (a) the execution, delivery and performance of this Agreement, (b) the announcement by a Party or any of its Affiliates of the execution and delivery of this Agreement and (c) any acts or omissions taken at the request, or with the written approval, of Buyer.

“Transaction Expenses” shall mean, to the extent not paid prior to the Closing, (a) all of the expenses, costs and fees payable, whether accrued for or not, by any member of the Group, whether on its own behalf or on behalf of Parent or any of Parent Affiliated Person, in connection with the negotiation, documentation and consummation of this Agreement, any other Transaction Documents and the transactions contemplated hereby and thereby (including all legal, accounting and investment banking fees and expenses), (b) any payments by any member of the Group to any director, officer, employee or consultant of any member of the Group in respect of any sale, retention, severance or similar bonus or change of control or other payments, including the employer portion of any payroll Taxes associated therewith, (c) any costs or payments incurred, paid or agreed to be paid (x) without Buyer’s prior written consent by any member of the Group to obtain any consents or approvals or (y) which are otherwise required under Contracts or Permits, in each case in connection with or as a result of the transactions contemplated by this Agreement, (d) 50% of all transfer taxes imposed in connection with the transactions contemplated by this Agreement, (e) 50% of any filing fees incurred in connection with the transactions contemplated by this Agreement pursuant to any Regulatory Law. For the avoidance of doubt, the Transaction Expenses shall be net of any amounts to the extent taken into account in the calculation of Total Indebtedness Amount or Closing Date Net Working Capital, or paid prior to Closing.

“Units” shall have the meaning set forth in the recitals of this Agreement.

“Wise Metals Group” means Wise Metals Group LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Company.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Unit Purchase Agreement as of the day and year first written above.

CONSTELLIUM N.V.

By:	/s/ Jeremy Leach
Name: Jeremy Leach
Title: Group General Counsel

WISE METALS HOLDINGS LLC

By:	/s/ David F. D’Addario
Name: David F. D’Addario
Title: Chief Executive Officer

SILVER KNOT, LLC

By:	/s/ David F. D’Addario
Name: David F. D’Addario
Title: Managing Member

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